UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Popular, Inc.
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Popular, Inc. 209 Muñoz Rivera Avenue San Juan, Puerto Rico 00918
Notice of 2015 Annual Meeting of Stockholders and Proxy Statement Wednesday, April 29, 2015 9:00 a.m. (local time) Centro Europa Building Third Floor 1492 Ponce de León Avenue San Juan, Puerto Rico

March 12, 2015

To the stockholders of Popular, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Popular, Inc. (the “Corporation”) will be held at 9:00 a.m., local time, on April 29, 2015, on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico. At the meeting stockholders will consider and act upon the following matters:

(1)  To elect three directors assigned to “Class 1” of the Board of Directors of the Corporation for a three-year term;

(2)  To approve an advisory vote of the Corporation’s executive compensation;

(3)  To approve an advisory vote on the frequency of future advisory votes on the Corporation’s executive compensation;

(4)  To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2015; and

(5)  To consider such other business as may be properly brought before the meeting or any adjournments thereof. At present, management knows of no other business to be brought before the meeting.

Only stockholders of record at the close of business on March 2, 2015 are entitled to notice of and to vote at the meeting.

We continue to use the Internet as our primary means of furnishing proxy materials to most of our stockholders, in accordance with U.S. Securities and Exchange Commission rules. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials that contains instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and reduces our impact on the environment. This Proxy Statement and our 2014 Annual Report are available at www.popular.com and www.proxyvote.com. Stockholders may request a copy of the proxy materials in printed form by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

We encourage you to attend the meeting, but even if you cannot attend, it is important that your shares are represented and voted. Whether or not you plan to attend, please vote as soon as possible so that the Corporation may be assured of the presence of a quorum at the meeting. You may vote via the Internet, by telephone or, if you received a paper proxy card in the mail, by mailing the completed proxy card. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

In San Juan, Puerto Rico, on March 12, 2015.

By Order of the Board of Directors,

Javier D. Ferrer

Secretary

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. You should read this summary together with the more detailed information that is contained in the rest of this Proxy Statement.

ANNUAL MEETING OF STOCKHOLDERS

† Date and Time:	April 29, 2015, at 9:00 a.m., local time.

† Place:	Centro Europa Building, Third Floor 1492 Ponce de León Ave. San Juan, Puerto Rico

† Record Date:	March 2, 2015

† Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

† Attendance:	All stockholders may attend the meeting. Even if you plan to attend, please vote as soon as possible.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Agenda Item	Board Recommendation

Election of three “Class 1” directors for a three-year term	FOR EACH NOMINEE
Approval of an advisory vote of the Corporation’s executive compensation	FOR
Approval of an advisory vote on the frequency of future advisory votes on the Corporation’s executive compensation	ONE YEAR
Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s registered public accounting firm for 2015	FOR
Consider such other business as may be properly brought before the meeting or any adjournments thereof

DIRECTOR NOMINEES

We are asking you to vote “FOR” all of the director nominees listed below. In 2014, each director attended at least 75% of the Board meetings and committee meetings on which he or she sits. The table below provides summary information about each director nominee.

Nominee	Age	Director Since	Term	Principal Occupation

Alejandro M. Ballester	48	2010	three-years	President of Ballester Hermanos, Inc.
Richard L. Carrión	62	1991	three-years	Chairman and CEO of Popular, Inc.
Carlos A. Unanue	51	2010	three-years	President of Goya de Puerto Rico, Inc.

CORPORATE GOVERNANCE HIGHLIGHTS

•	8 of 9 directors are independent
•	Majority vote for directors
•	Independent Lead Director
•	Board oversight of risk management
•	Succession planning at all levels, including for Board and CEO
•	Director retirement at age 72
•	Annual Board and committee self-assessments
•	Executive sessions of non-management directors
•	Continuing director education
•	Executive and director stock ownership requirements. Stock that has been pledged does not count toward meeting such requirements
•	Margin lending using the Corporation’s common stock is prohibited

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ADVISORY VOTE TO APPROVE THE CORPORATION’S EXECUTIVE COMPENSATION

We are requesting your advisory vote to approve of the compensation of our Named Executive Officers (“NEOs”). While this vote is advisory, and not binding on us, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. At our annual stockholders’ meeting held in May 2014, the vast majority of the Corporation’s voting stockholders (98.06% of shares voted) expressed support for our executive compensation policies and procedures.

Compensation Philosophy

The philosophy underlying the Corporation’s compensation program is to provide the NEOs with pay that is linked to performance and aligned with the interests of our stockholders. While a participant in the United States Treasury Department’s Capital Purchase Program (“CPP”), the Corporation’s executive compensation program was subject to CPP restrictions and consisted solely of base salary and a limited amount of restricted stock. Upon repayment of the CPP financial assistance in July 2014, the Corporation implemented a new executive compensation program that is more performance-based and aligned with the interests of our stockholders.

Highlights of our Executive Compensation Program

•	During January to July 2014, while we remained a participant in the CPP, the Corporation restricted the mix of compensation and the level of incentive compensation to NEOs in accordance with CPP requirements. The pay program consisted of salary and CPP-compliant stock-based compensation up to 50% of base pay.

•	Following repayment of the CPP financial assistance in July 2014, our executives became eligible to participate in our incentive plans on a prorated basis for 2014, for the period covering August through December.

•	The Compensation Committee approved a transition program for the 2014 post-CPP period along with a new compensation program to be effective in 2015. Under the new program, a large portion of each NEO’s target total compensation opportunity is performance-based: 72% for the CEO, 66% for the President and Chief Operating Officer and 62% for the other NEOs.

•	The target long-term equity incentive combines, with equal weight, performance shares, which reward future performance of the Corporation, and restricted stock, which promotes executive ownership and retention.

•	The number of performance shares ultimately earned by NEOs is determined at the end of a three-year performance period based on (i) the Corporation’s total shareholder return relative to an index of US banks, and (ii) the achievement of a pre-established cumulative corporate earnings-per-share goal.

•	With regard to the restricted stock, 80% vests over a four-year period, with the remaining 20% vesting at retirement, thereby serving as a long-term retention tool and means of alignment with the interests of our stockholders.

•	The Compensation Committee approved 2014 performance-based compensation elements that served to transition from the CPP restrictions to the new full-year program beginning in 2015. The 2014 transition program focused on rewarding and retaining our NEOs’ commitment to execute the Corporation’s strategic objectives as it emerges from the CPP. The NEOs were eligible to participate in a prorated 2014 annual cash incentive opportunity (based on five out of 12 months) related to the achievement of their 2014 corporate, business unit and individual goals. They also received a one-time performance-contingent transition award equivalent to 150% of base pay. The award was granted in equal portions of equity and cash, which vesting and payment is deferred over a two-year period and subject to performance conditions or is otherwise subject to clawback if the executive terminates employment within the first year of grant.

•	The Compensation Committee retains an independent compensation consultant.

•	The Corporation maintains a strong executive compensation governance framework, including oversight of risks associated with compensation policies and practices, as well as elements such as an incentive recoupment guideline, stock ownership guidelines, the prohibition of pledging of company stock in margin accounts, “double-trigger” vesting of equity awards upon change in control, and the absence of tax gross-ups or employment agreements.

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ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE CORPORATION’S EXECUTIVE COMPENSATION

In addition to the advisory vote on our executive compensation, we are requesting you for your advisory vote on the frequency of future stockholder advisory votes on executive compensation. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. While this advisory vote is not binding on the Corporation, the Board will consider the vote results in making a determination concerning the frequency of future executive compensation votes.

AUDITORS

As a matter of good corporate governance, we are asking you to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to appoint PricewaterhouseCoopers LLP but may nonetheless appoint such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interest of the Corporation and its stockholders.

The following table summarizes the fees billed by PricewaterhouseCoopers LLP to us for 2014 and 2013:

	December 31, 2014	December 31, 2013

Audit Fees	$6,617,229	$5,533,721
Audit-Related Fees (a)	1,019,742	889,497
Tax Fees (b)	142,626	25,000
All Other Fees (c)	17,000	10,800

	$7,796,597	$6,459,018

(a)	Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and Statement on Standards for Attestation Engagements No. 16 reports.

(b)	Includes fees associated with tax return preparation and tax consulting services.

(c)	Includes software licensing fees.

2016 ANNUAL MEETING

• Deadline for stockholder proposals for inclusion in the Corporation’s proxy statement:	November 13, 2015
• Period for submitting stockholder proposals and nominations for directors to be considered at the 2016 annual meeting:	November 1, 2015 – January 30, 2016

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GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Popular, Inc. (the “Corporation”) for use at the 2015 Annual Meeting of Stockholders of the Corporation to be held on April 29, 2015, at 9:00 a.m., local time, on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico, and at any postponements or adjournments thereof.

This year we will continue using the Internet as our primary means of furnishing our proxy materials to most of our stockholders. Rather than sending those stockholders a paper copy of our proxy materials, we are sending them a Notice of Internet Availability of Proxy Materials that contains instructions for accessing the materials and voting via the Internet and by phone. The notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and reduces our impact on the environment.

The Notice of Internet Availability of Proxy Materials, as well as any Proxy Statement and proxy card, were first sent to stockholders on or about March  12, 2015.

ABOUT THE MEETING

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the matters to be acted upon at the meeting, the voting process, the Board of Directors of the Corporation, Board committees, the compensation of directors and executive officers and other required information.

What is the purpose of the meeting?

At the meeting, stockholders will act upon the matters outlined in the accompanying Notice of Meeting, including:

•	the election of three “Class 1” directors for a three-year term;

•	the approval of an advisory vote of the Corporation’s executive compensation;

•	the approval of an advisory vote on the frequency of future advisory votes on the Corporation’s executive compensation;

•	the ratification of the appointment of the Corporation’s independent registered public accounting firm for 2015; and

•	to consider such other business as may be properly brought before the meeting or any adjournments thereof.

In addition, management will report on the affairs of the Corporation.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of the proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, the Corporation is sending a Notice of Internet Availability of Proxy Materials to most of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. The Corporation encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of the meeting.

Why didn’t I receive a notice in the mail regarding Internet availability of proxy materials?

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice of Internet Availability of Proxy Materials. In addition, we are providing a Notice of Internet Availability of Proxy Materials by e-mail to some stockholders, including those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

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General Information

What is included in the proxy materials?

The proxy materials include this Proxy Statement and the Corporation’s Annual Report on Form 10-K with the audited financial statements for the year ended December 31, 2014, duly certified by PricewaterhouseCoopers LLP, as independent registered public accounting firm. The proxy materials also include the Notice of Annual Meeting of Stockholders. If you receive or request that paper copies of these materials be sent to you by mail, these materials will also include a proxy card.

How many votes do I have?

You will have one vote for every share of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), you owned as of the close of business on March 2, 2015, the record date for the meeting (the “Record Date”).

How many votes can all stockholders cast?

Stockholders may cast one vote for each of the Corporation’s 103,640,565 shares of Common Stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 11:59 p.m., Eastern Time, the day before the meeting will be voted. Shares may also be voted in person at the meeting. Shares held under the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan may be voted by proxy properly executed and received before 11:59 p.m., Eastern Time, on April 26, 2015.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast must be present either in person or by proxy to hold the meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the meeting will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting, so that we know as soon as possible that enough votes will be present for us to hold the meeting.

What vote is required and how are abstentions and broker non-votes treated?

To be elected, director nominees must receive a majority of the votes cast (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). For additional information relating to the election of directors, see “Proposal 1: Election of Directors.” Broker non-votes and abstentions will not be counted as either a vote cast for or a vote cast against the nominee and, therefore, will have no effect on the results for the election of directors.

For the advisory vote related to executive compensation, the advisory vote on the frequency of future advisory votes on executive compensation, ratification of the appointment of our independent registered public accounting firm and any other item voted upon at the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such item will be required for approval. Abstentions will have the same effect as a negative vote and broker non-votes will not be counted in determining the number of shares necessary for approval.

Can I vote if I participate in one of the Corporation’s employee stock plans?

Yes. Your vote will serve to instruct the trustees or independent fiduciaries how to vote your shares in the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan.

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

•	“FOR” each nominee to the Board;

•	“FOR” the advisory vote related to executive compensation;

•	“ONE YEAR” on the frequency of future advisory votes on the Corporation’s executive compensation; and

•	“FOR” the ratification of the appointment of the Corporation’s independent registered public accounting firm for the year 2015.

How do I vote?

You can vote either in person at the meeting or by proxy.

Popular, Inc. 2015 Proxy Statement    5

General Information

To vote by proxy, you must either

•	vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card;

•	vote by telephone by calling the toll-free number found on your proxy card; or

•	vote by mail if you receive or request paper copies of the proxy materials, by filling out the proxy card and sending it back in the envelope provided. To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are registered in the name of more than one record holder, all record holders must sign.

If you want to vote in person at the meeting, and you hold your Common Stock through a securities broker or nominee (i.e., in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Who will bear the cost of soliciting proxies for the meeting?

The cost of soliciting proxies for the meeting will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Georgeson Inc. to aid in the solicitation of proxies. The cost is estimated at $8,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers and employees of the Corporation may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

Can I change my vote?

Yes, you may change your vote at any time before the meeting. To do so, you may cast a new vote by telephone or over the Internet, send in a new proxy card with a later date, or send a written notice of revocation to the President or Secretary of Popular, Inc. (751), P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the meeting and want to vote in person, you may request that your previously submitted proxy not be used.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple Notices of Internet Availability of Proxy Materials or multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive separate Notices of Internet Availability of Proxy Materials or proxy cards for each brokerage account in which you hold shares. You should exercise your vote in connection with each set of voting materials as they represent different shares.

Could other matters be decided at the meeting?

The Board does not intend to present any matters at the meeting other than those described in the Notice of Meeting. However, if any new matter requiring the vote of the stockholders is properly presented before the meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by stockholders to their proxies in connection with general matters. The Board at this time knows of no other matters which may come before the meeting and the Chairman of the meeting will declare out of order and disregard any matter not properly presented.

What happens if the meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Electronic Delivery of Annual Meeting Materials

You will help the Corporation protect the environment and save postage and printing expenses in future years by consenting to receive the annual report and proxy materials via the Internet. You may sign up for this service after voting on the Internet at www.proxyvote.com. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.

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PRINCIPAL STOCKHOLDERS

The following table presents certain information as of December 31, 2014 with respect to any person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), who is known by the Corporation to beneficially own more than five percent (5%) of the outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Paulson & Co. Inc. (2) 1251 Avenue of the Americas New York, NY 10020	7,560,000	7.31%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	6,116,358	5.91%
Manning & Napier Advisors, LLC (4) 290 Woodcliff Drive Fairport, NY 14450	5,974,294	5.76%
Diamond Hill Capital Management, Inc. (5) 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215	5,567,057	5.4%

(1)  For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.

(2)  Based solely on information contained in a Schedule 13G/A filed with the SEC on February 17, 2015 by Paulson & Co. Inc. (“Paulson”) reflecting its Common Stock holdings as of December 31, 2014. According to this statement, Paulson, in its capacity as investment advisor, has sole power to vote or direct the vote and to dispose or direct the disposition of 7,560,000 shares of Common Stock owned by Paulson’s advisory clients. Paulson disclaims beneficial ownership of such shares.

(3)  Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group reflecting its Common Stock holdings as of December 31, 2014.

(4)  Based solely on information contained in a Schedule 13G filed with the SEC on January 16, 2015 by Manning & Napier Advisors, LLC reflecting its Common Stock holdings as of December 31, 2014.

(5)  Based solely on information contained in a Schedule 13G filed with the SEC on February 6, 2015 by Diamond Hill Capital Management, Inc. reflecting its Common Stock holdings as of December 31, 2014.

SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the beneficial ownership of the Corporation’s Common Stock and preferred stock as of February 23, 2015 for each director and nominee for director and each Named Executive Officer, defined as the executive officers listed in the Summary Compensation Table included in the “Compensation Discussion and Analysis” section of this Proxy Statement, and by all directors, Named Executive Officers, executive officers and the Principal Accounting Officer and Comptroller as a group.

Common Stock

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Joaquín E. Bacardí, III	20,331		*
Alejandro M. Ballester	19,822	(3)	*
Richard L. Carrión	307,648	(4)	*
John W. Diercksen	5,073		*
María Luisa Ferré	673,193	(5)	*
David E. Goel	3,532		*
C. Kim Goodwin	28,064		*
William J. Teuber, Jr.	43,456		*

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Principal Stockholders

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Carlos A. Unanue	114,314	(6)	*
Ignacio Alvarez	53,883	(7)	*
Juan O. Guerrero	35,933	(8)	*
Néstor O. Rivera	26,372	(9)	*
Carlos J. Vázquez	82,637	(10)	*
All directors, Named Executive Officers, executive officers and the Principal Accounting Officer and Comptroller as a group (20 persons as a group)	1,560,959		1.51%

Preferred Stock

Name	Title of Security	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

María Luisa Ferré	8.25% Preferred Stock	4,175	(11)	*
All directors, Named Executive Officers, executive officers and the Principal Accounting Officer and Comptroller as a group (20 persons as a group)	8.25% Preferred Stock	4,175		*

(1)  For purposes of the table above, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act. It includes shares granted under the Corporation’s 2004 Omnibus Incentive Plan and the Senior Executive Long-Term Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Bacardí, 5,831; Mr. Ballester, 12,754; Mr. Carrión, 38,253; Mr. Diercksen, 5,072; Ms. Ferré, 24,184; Mr. Goel, 3,532; Ms. Goodwin, 18,062; Mr. Teuber, 33,229; Mr. Unanue, 21,224; Mr. Alvarez, 10,802; Mr. Guerrero, 6,967; Mr. Rivera, 7,018; and Mr. Vázquez, 12,082, which represent 241,078 shares for all directors, Named Executive Officers, executive officers and the Principal Accounting Officer and Comptroller as a group. As of February 23, 2015 there were 103,640,031 shares of Common Stock outstanding and 1,120,665 shares of 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B, outstanding.

(2)  “*” indicates ownership of less than 1% of the outstanding shares of Common Stock or 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B.

(3)  Includes 1,205 shares owned by Mr. Ballester’s children.

(4)  Mr. Carrión owns 222,262 shares and also has indirect investment power over 23 shares owned by his youngest son and 3,408 shares owned by his wife. Mr. Carrión has 14,427 shares pledged as collateral. Mr. Carrión has a 16.99% ownership interest in Junior Investment Corporation, which owns 482,266 shares, of which 81,955 are included in the table as part of Mr. Carrión’s holdings. Junior Investment Corporation has 463,379 shares pledged as collateral.

(5)  Ms. Ferré has direct or indirect investment and voting power over 673,193 shares. Ms. Ferré owns 24,883 shares and has indirect investment and voting power over 308,108 shares owned by FRG, Inc., 43,740 shares owned by The Luis A. Ferré Foundation, 297 shares owned by RANFE, Inc., and 296,165 shares owned by GFR Media, LLC (formerly El Día, Inc.).

(6)  Includes 75,731 shares held by Mr. Unanue’s mother, over which Mr. Unanue disclaims beneficial ownership. Mr. Unanue has an 8.33% interest in Island Can Corporation, of which he is General Manager, and which owns 64,000 shares, of which 5,331 are included in the table as part of Mr. Unanue’s holdings and over which he disclaims beneficial ownership.

(7)  Includes 12,183 shares as to which Mr. Alvarez has a 50% undivided interest pending liquidation of the estate of his deceased spouse.

(8)  Includes 10 shares owned by Mr. Guerrero’s wife.

(9)  Includes 1,258 shares owned by Mr. Rivera’s wife.

(10)  Includes 18,760 shares held by various family members, over which Mr. Vázquez has investment authority.

(11)  Reflects shares owned by Ms. Ferré’s husband.

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Proposal 1: Election of Directors

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Corporation’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, with respect to 2014, all filing requirements applicable to its officers and directors were satisfied, except for one report by Ms. María Luisa Ferré, which was filed late.

PROPOSAL 1: ELECTION OF DIRECTORS

The Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation establish a classified Board pursuant to which the Board is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. At the meeting, three directors assigned to “Class 1” will be elected to serve until the 2018 annual meeting of stockholders or until their respective successors are duly elected and qualified. The remaining six directors of the Corporation will continue to serve as directors, as follows: until the 2016 annual meeting of stockholders of the Corporation, in the case of the three directors assigned to “Class 2,” and until the 2017 annual meeting of stockholders, in the case of the three directors assigned to “Class 3,” or in each case until their successors are duly elected and qualified.

The persons named as proxies have advised the Corporation that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies “FOR” the election of the three nominees, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares “FOR” the election of such substitute nominees as the Board may propose. The Corporation has no knowledge that any nominee will become unavailable for election. The Board recommends a vote “FOR” each nominee to the Board.

The Corporation’s Amended and Restated By-Laws require that each director receive a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). All nominees are currently serving on the Board. If stockholders do not elect a nominee who is serving as a director, Puerto Rico corporation law provides that the director continues to serve on the Board as a “holdover director.” Under the Corporation’s Amended and Restated By-Laws and Corporate Governance Guidelines, an incumbent director who is not elected by a majority of the votes cast must tender his or her resignation to the Board. In that situation, the Corporation’s Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision.

The Board met 11 times during 2014. All directors attended 75% or more meetings of the Board and the meetings of committees of the Board on which such directors served. While the Corporation has not adopted a formal policy with respect to directors’ attendance at the meetings of stockholders, the Corporation encourages directors to attend all meetings. All of the Corporation’s directors attended the 2014 annual meeting of stockholders and all directors are expected to attend the meeting.

Information relating to participation in the Corporation’s committees age, principal occupation, business experience during the past five years (including positions held with the Corporation or its subsidiaries and the period during which each director has served in such capacity), directorships and qualifications with respect to each director is set forth below. All of the Corporation’s directors are also directors of the following subsidiaries of the Corporation: Banco Popular de Puerto Rico (the “Bank”), Popular North America, Inc. and Banco Popular North America.

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Proposal 1: Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS AND OTHER DIRECTORS

Nominees for Election – Class 1 Directors

(terms expiring 2018)

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

Alejandro M. Ballester Age 48 Board Member since 2010

President of Ballester Hermanos, Inc., a major food and beverage distributor in Puerto Rico, since 2007 and Senior Vice President from 2005 to 2007.

Mr. Ballester has a comprehensive understanding of Puerto Rico’s consumer products and distribution industries acquired through over 24 years of experience at Ballester Hermanos, Inc., a privately owned business dedicated to the importation and distribution of grocery products, as well as beer, liquors and wine for the retail and food service trade in Puerto Rico. As of December 31, 2014, Ballester Hermanos had approximately $98 million in assets and annual revenues of approximately $240 million. Mr. Ballester is familiar with the challenges faced by family-owned businesses, which constitute an important market segment for the Corporation’s commercial banking units. He has proven to be a successful entrepreneur establishing the food service division of Ballester Hermanos in 1999, which today accounts for 35% of the firm’s revenues. As a director of Government Development Bank for Puerto Rico and member of its audit and investment committees during 2009, Mr. Ballester obtained experience in overseeing a variety of fiscal issues related to various government agencies, instrumentalities and municipalities. The experience, skills and understanding of the Puerto Rico economy and government financial condition acquired by Mr. Ballester have been of great value to the Board.

Richard L. Carrión Age 62 Board Member since 1991

Chairman of the Board since 1993. CEO of the Corporation since 1994 and President from 1991 to 2009 and from May 2010 to September 2014. Chairman of the Bank since 1993 and CEO since 1989. President of the Bank from 1985 to 2004 and from May 2010 to September 2014. Chairman and CEO of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of the Corporation. Director of the Federal Reserve Bank of New York since January 2008. Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1982. Chairman and Director of Popular Community Bank Foundation, Inc. since 2005. Member of the Board of Directors of Verizon Communications, Inc. since 1995. Member of the Executive Board of the International Olympic Committee from 2004 to 2012 and Chairman of the International Olympic Committee Finance Commission from 2002 to 2013.

Mr. Carrión’s 39 years of banking experience, 30 at the head of the Corporation, Puerto Rico’s largest financial institution, have given him a unique level of knowledge of the Puerto Rico financial system. Mr. Carrión is a well-recognized leader with a vast knowledge of the Puerto Rico economy, and is actively involved in major efforts impacting the local economy. His knowledge of the financial industry has led him to become a director of the Federal Reserve Bank of New York.

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Proposal 1: Election of Directors

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

Carlos A. Unanue Age 51 Board Member since 2010

President of Goya de Puerto Rico, Inc. since 2003 and of Goya Santo Domingo, S.A. since 1994, food processors and distributors.

Mr. Unanue has 28 years of experience at Goya Foods, Inc., a privately held family business with operations in the United States, Puerto Rico, Spain and the Dominican Republic that is dedicated to the sale, marketing and distribution of Hispanic foodstuff, as well as to the food processing and canned foodstuff manufacturing business. Through his work with Goya Foods, Mr. Unanue has developed a profound understanding of the Corporation’s two main markets, Puerto Rico and the United States. His experience in distribution, sales and marketing has provided him with the knowledge and experience to contribute to the development of the Corporation’s business strategy, while his vast experience in management at various Goya entities has allowed him to make valuable contributions to the Board in its oversight functions.

Class 2 Directors

(terms expiring 2016)

Joaquín E. Bacardí, III Age 49 Board Member since 2013

President and Chief Executive Officer of Bacardi Corporation, a major producer and distributor of rum and other spirits, since April 2008. Senior Global Brand Director-Whisky of Bacardi Global Brands from April 1998 to April 2008. Director of MIDA, Puerto Rico Consumer Goods Industry Association, since 2008 and of the Museo de Arte de Puerto Rico since 2009.

Mr. Bacardí has extensive experience in the development and implementation of international marketing, sales and distribution strategies acquired throughout more than 22 years at various Bacardi companies and 3 years as Product Manager of Nestlé of Puerto Rico. As President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí directs and manages all business operations and government relations for Bacardi in the Caribbean. He has been responsible for increasing earnings from operations by 67% over a four year period. Bacardi Corporation is a privately-held business with approximately $300 million in assets and annual revenues of approximately $100 million during 2014. Prior to becoming President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí held positions and various Bacardi enterprises where, among other things, he was responsible for the development of all global communication strategies for Bacardi Limited’s whisky portfolio, with total sales of approximately $400 million, and supervision of marketing for all Bacardi brands globally. Mr. Bacardí’s vast experience in business operations in Puerto Rico and across various global markets, as well as his expertise in global communications strategies, have been of great benefit to the Board.

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Proposal 1: Election of Directors

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

John W. Diercksen Age 65 Board Member since 2013

Principal of Greycrest, LLC, a privately held financial and operational advisory services company, since October 2013. Senior Advisor at Liontree Investment Advisors, an investment banking firm, since April 2014. Executive Vice President of Verizon Communications, Inc. from January 2013 to September 2013. Executive Vice President – Strategy, Development and Planning of Verizon Communications, Inc. from June 2003 to December 2012. Director of Harman International Industries, Incorporated, an audio and infotainment equipment company, since June 2013 and of Intelsat, S.A., a communications satellite services provider, since September 2013.

Mr. Diercksen has 28 years of experience in the communications industry. During his tenure at Verizon, a global leader in delivering consumer, enterprise wireless and wire line services, as well as other communication services, Mr. Diercksen was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures and was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets. He possesses a vast experience in matters related to corporate strategy, mergers, acquisitions and divestitures, business development, venture investments, strategic alliances, joint ventures and strategic planning. Mr. Diercksen’s extensive senior leadership experience, together with his financial and accounting expertise, position him well to advise the Board and senior management on a wide range of strategic and financial matters.

David E. Goel Age 45 Board Member since 2012

Co-founder and Managing Member of Matrix Capital Management Company, LP. Member of the Board of Directors of Univision Communications, Inc., a privately held media company, since January 2014. Trustee of Philips Exeter Academy since 2013, of the Museum of Fine Arts, Boston since 2010 and of The Meadowbrook School of Weston, MA since 2009.

During his 22-year career as a fundamentals-focused value investor, Mr. Goel has developed a comprehensive understanding of corporate finance, venture capital, and public investing. Having founded Matrix Capital Management in 1999, Mr. Goel has built a 16-year investment track record. Through sound and responsible investing for the Matrix Fund, he gained valuable insight into global financial markets and corporate best practices. His experience in the investment management industry allows him insight into the needs of the financial services business, providing extensive knowledge of risk management and corporate governance to the Board. Mr. Goel’s service as a fund manager, trustee, and board member of other organizations provides him with a unique expertise and global perspective to assist the Board with its oversight of the Corporation.

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Proposal 1: Election of Directors

Class 3 Directors (terms expiring 2017)
Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

María Luisa Ferré Age 51 Board Member since 2004

President and CEO of Grupo Ferré Rangel since 1999 and of FRG, Inc. since 2001, the holding company for GFR Media, LLC (formerly El Día, Inc.), entity that publishes El Nuevo Día, Primera Hora and Indice, Puerto Rico newspapers. Member of the Board of Directors of GFR Media, LLC since 2003 and Chairwoman since 2006. Publisher of El Nuevo Día and Primera Hora since 2006 and Indice since 2012. President and Trustee of the Luis A. Ferré Foundation since 2003. Trustee and Vice President of the Ferré Rangel Foundation since 1999.

Ms. Ferré is the President and CEO of Grupo Ferré Rangel, a privately owned business and the largest communications and media group in Puerto Rico with consolidated assets of approximately $432 million and annual net revenues of approximately $264 million as of December 31, 2014. Grupo Ferré Rangel also has a real estate division in Puerto Rico and the mainland United States and a distribution company. She holds positions as director and officer of numerous entities related to the Grupo Ferré Rangel and is the Publisher and Chairwoman of the Board of Directors of the entity that publishes Puerto Rico’s most widely read and influential newspaper. As a result of these experiences, Ms. Ferré thoroughly understands the Corporation’s main market and has developed management and oversight skills that allow her to make significant contributions to the Board. She also provides thoughtful insight regarding the communication needs of the Corporation. She serves as director and trustee of philanthropic and charitable organizations related to fine arts and education.

C. Kim Goodwin Age 55 Board Member since 2011

Private investor since 2008. Non-executive director of PineBridge Investments, LLC, a global asset management boutique with over $70 billion in assets under management, since May 2011. Director of Akamai Technologies, Inc., a technology and Internet corporation with more than $1.5 billion in annual revenues as of December 31, 2014, from October 2008 to May 2013, and prior to that from January 2004 to November 2006. Trustee-Director of various equity funds within the Allianz Global Investors family of funds from June 2010 to October 2014.

Ms. Goodwin’s experience as chief investment officer at several global financial services firms provides the Board with valuable insight into the perspective of institutional investors. Her analytical skills and understanding of global financial markets are also valuable assets for a financial services firm such as the Corporation. Ms. Goodwin also provides the Corporation with valuable insight in the area of the use of technology by financial firms.

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Proposal 1: Election of Directors

Name and Age	Principal Occupation, Business Experience, Directorships and Qualifications

William J. Teuber, Jr. Age 63 Board Member since 2004

Vice Chairman of EMC Corporation since 2006, Executive Vice President since 2001 and Chief Financial Officer from 1997 to 2006. Trustee of the College of the Holy Cross since September 2009. Director of Inovalon, Inc., a privately held provider of data drive healthcare solutions and of Pivotal Software, Inc., a subsidiary of EMC, since April 2013.

Mr. Teuber has significant financial and financial reporting expertise, which he acquired as a Partner in Coopers & Lybrand LLP from 1988 to 1995 and then as Chief Financial Officer of EMC Corporation from 1996 to 2006. EMC is a world leader in information infrastructure technology and solutions with $24.4 billion in revenues during the year ended December 31, 2014. At EMC he demonstrated vast management and leadership skills as he led EMC’s worldwide finance operation and was responsible for all of its financial reporting, balance sheet management, foreign exchange, audit, tax and investor relations function. Currently Mr. Teuber assists the Chairman, President and Chief Executive Officer of EMC in the day-to-day management of EMC. Mr. Teuber’s experience with a multinational company provides the Board with a unique global perspective.

MEMBERSHIP IN BOARD COMMITTEES

	Name	Audit	Compensation	Corp. Gov. & Nominating	Risk

Class 1	Alejandro M. Ballester
Richard L. Carrión
Carlos A. Unanue

Class 2	Joaquín E. Bacardí, III
John W. Diercksen
David E. Goel

Class 3	María Luisa Ferré
C. Kim Goodwin
William J. Teuber, Jr.

Member	Chairman	Financial Expert

COMPENSATION OF DIRECTORS

Under the terms of the compensation package for non-employee directors of the Corporation in effect since July 2004, each non-employee director receives an annual retainer of $20,000, while directors that are elected as chairperson of any Board committee receive an additional $5,000 annual retainer. The retainer may be paid in either cash or restricted stock under the Corporation’s 2004 Omnibus Incentive Plan, at the director’s election. The directors also receive an annual grant of $35,000 payable in the form of restricted stock under the 2004 Omnibus Incentive Plan. These payments represent compensation for the twelve-month period commencing on the date of the annual meeting of stockholders.

In addition, non-employee directors receive $1,000 for each Board or committee meeting attended and the lead director receives an annual $10,000 grant, all payable in either cash or restricted stock under the Corporation’s 2004 Omnibus Incentive Plan at the director’s election. All restricted stock awards are subject to risk of forfeiture and restrictions on transferability until retirement of the director, when the awards become vested. Any dividends paid on the restricted stock during the vesting period are reinvested in shares of Common Stock. During 2014 all members of the Board, except Messrs. Ballester and Goel, elected to receive the annual retainer and meeting fees in restricted stock instead of cash. Separate fees are paid for Board and committee meetings when they occur on the same day.

The Corporate Governance and Nominating Committee has primary responsibility for recommending director compensation levels, subject to approval by the full Board. The role of executive officers in this process is limited to assisting the Corporate Governance and Nominating Committee in gathering information regarding peer institutions. In December 2013, the Corporate Governance and Nominating Committee engaged Meridian Compensation Partners, LLC, a compensation consultant, to perform an analysis of the Corporation’s outside director compensation. Compensation was

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Corporate Governance

compared to 17 peer banks, all publicly traded companies similar in asset size to the Corporation. The outside consultant concluded that average director compensation was below market. However, the Board decided to defer the revision of outside director compensation until such time as the Corporation’s obligations under the United States Treasury’s Department’s Capital Purchase Program were repaid. In September 2014, the Board decided that, although such obligations had been repaid, a revision of director compensation would not be considered until the end of 2015.

The Corporation reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings, participation in continuing director education programs and for other Corporation-related business expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes). The following table provides compensation information for the Corporation’s non-employee directors during 2014.

2014 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Joaquín E. Bacardí, III	$57,000	$35,000	—	—	—	—	$92,000
Alejandro M. Ballester	77,000	35,000	—	—	—	—	112,000
John W. Diercksen	65,000	35,000	—	—	—	—	100,000
María Luisa Ferré	61,000	35,000	—	—	—	—	96,000
David E. Goel	55,000	35,000	—	—	—	—	90,000
C. Kim Goodwin	72,000	35,000	—	—	—	—	107,000
William J. Teuber, Jr.	99,000	35,000	—	—	—	—	134,000
Carlos A. Unanue	78,000	35,000	—	—	—	—	113,000

(a)  Represents the cash value of fees earned by non-employee directors for attending the Corporation’s Board and committee meetings, the annual retainer and a $10,000 grant in the case of Mr. Teuber, the lead director. During 2014, all members of the Board, except Messrs. Ballester and Goel, elected to receive such compensation in restricted stock instead of cash.

(b)  Represents the payment of an annual grant of $35,000 payable in shares of restricted stock under the Corporation’s 2004 Omnibus Incentive Plan.

Each non-employee director must own Common Stock with a dollar value equal to five times his or her annual retainer. Non-employee directors are required to achieve that ownership level within three years of being named or elected as a director. Stock that has been pledged does not count towards meeting ownership requirements and pledging of Common Stock in margin accounts is prohibited. Each director and nominee for director is currently in compliance with his or her Common Stock ownership requirements.

CORPORATE GOVERNANCE

The Corporation maintains a corporate governance section on its website www.popular.com where investors may find copies of its principal governance documents. The corporate governance section of the Corporation’s website contains, among others, the following documents:

Code of Ethics

Audit Committee Charter

Corporate Governance & Nominating Committee Charter

Corporate Governance Guidelines

Compensation Committee Charter

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Corporate Governance

BOARD OF DIRECTORS’ INDEPENDENCE

The Corporation has a majority of independent directors. The Board has determined that all of its directors and nominees, other than Mr. Carrión, have no material relationship with the Corporation and are independent under the director independence standards of The Nasdaq Stock Market (“Nasdaq”).

As part of the process to determine Ms. Ferré’s independence, the Board considered payments made by the Corporation in the ordinary course of business to various entities related to Ms. Ferré in connection with advertising activities of the Corporation.

During 2014, the independent directors regularly held executive or private sessions without the Corporation’s management after regularly scheduled Board meetings.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The Corporation does not have a policy on whether the Chairman and Chief Executive Officer (“CEO”) positions should be separate or combined. Since 1994, Mr. Carrión has served as the Corporation’s Chairman and CEO. The Board believes that this leadership structure best serves the interests of the Corporation as it allows for a clearly defined leadership role and for increased efficiency and tighter leadership coordination. It also allows the CEO to work more closely and collegially with the members of the Board to establish the direction of the Corporation. The Board continually evaluates the Corporation’s leadership structure and could in the future decide not to combine the Chairman and CEO positions if it understands that doing so would serve the best interests of the Corporation. Furthermore, as part of this continuous evaluation of Board leadership structure, the Board oversees CEO succession.

The Corporation’s Corporate Governance Guidelines require the designation of a lead director when the Chairman of the Board is not an independent director. The lead director is an independent director elected annually by a majority of the independent members of the Board. On February 27, 2015, Mr. Teuber was reappointed as the lead director. The Corporate Governance Guidelines provide that the lead director will have the following responsibilities:

•	preside over all meetings of the Board at which the Chairman is not present;

•	preside over executive sessions of the independent directors;

•	act as the liaison between the independent directors and the Chairman;

•	have authority to call meetings of independent directors;

•	assist the other independent directors by ensuring that independent directors have adequate opportunities to meet in executive sessions and communicate to the CEO, as appropriate, the results of such sessions and other private discussions among outside directors;

•	assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board;

•	serve as the contact person to facilitate communications requested by major stockholders with independent members of the Board;

•	approve, in collaboration with the CEO, meeting agendas and information sent to the Board;

•	approve, in collaboration with the CEO, meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	serve temporarily as Chairman of the Board and the Board’s spokesperson if the Chairman is unable to act;

•	interview Board candidates;

•	recommend to the Corporate Governance and Nominating Committee nominees to Board committees and sub-committees as may come to the lead director’s attention;

•	ensure the Board works as a cohesive team;

•	make such recommendations to the Board as the lead director shall deem appropriate for the retention of consultants who will report to the Board; and

•	retain consultants, with the approval of the Board, as the lead director and the Board deem appropriate.

The Board has a significant role in the risk oversight of the Corporation. The Board has a Risk Management Committee that is responsible for the review, approval and monitoring of the Corporation’s risk management policies that measure,

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Corporate Governance

limit and manage the Corporation’s risks, including operational, liquidity, interest rate, market, compliance and credit risks, while seeking to maintain the effectiveness and efficiency of the operating and business processes. The Committee also participates in the review and approval of the Corporation’s allowance for loan losses on a quarterly basis. In order to carry out its responsibilities, the Risk Management Committee regularly meets with management to assess the major risks of the Corporation, including credit, liquidity, market, strategic and operational risks. The Corporation’s Chief Risk Officer as well as the CEO, President and Chief Operating Officer, Chief Financial Officer and Chief Legal Officer participate in the meetings of the Risk Management Committee and inform the Committee of specific risk analyses, as well as general business risks relating to the environment in which the Corporation operates and the Corporation’s general risk profile. After each meeting, the Risk Management Committee reports to the Board in full. Whenever it is deemed appropriate, management gives presentations to the Board in full in connection with specific risk related issues such as those related to compliance and information security, among others.

The Audit Committee assists the Board in the oversight of accounting and financial reporting principles and policies, internal controls and procedures, and controls over financial reporting. The Audit Committee reviews reports from management, independent auditors, internal auditors, compliance, legal counsel, regulators and outside experts, as considered appropriate, that include risks the Corporation faces and the Corporation’s risk management function. Internal Audit presents to the Audit Committee for evaluation and approval its annual risk assessment, which identifies the areas to be included in the annual audit plan. In connection with the oversight of internal controls over financial reporting, management keeps the Audit Committee informed of any notable deficiencies and material weaknesses. Any significant deficiencies and material weaknesses are reported to the full Board. The Audit Committee meets periodically with management to discuss risk related matters. After each meeting, the Audit Committee reports to the Board in full.

The Corporation encourages directors to participate in continuing director education programs. To assist the Board in remaining current with its board duties, committee responsibilities and the many important developments impacting our business, the Corporation participates in the NYSE-Governance Services Board Leadership Program. This program offers our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the Board or any of its members may do so by writing to: Popular, Inc., Board of Directors (751), P.O. Box 362708, San Juan, PR 00936-2708. Alternatively, a stockholder may contact the Corporation’s Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en. Communications received by the Audit Committee that are not related to accounting or auditing matters may, in its discretion, be forwarded by the Audit Committee or any of its members to other committees of the Board or the Corporation’s management for review.

STANDING COMMITTEES

The Board has standing Audit, Risk Management, Compensation and Corporate Governance and Nominating committees, all of which operate under written charters.

Audit Committee

The Audit Committee consists of three or more members of the Board. The members of the Audit Committee each have been determined by the Board to be independent as required by the director independence rules of Nasdaq. The Audit Committee held 10 meetings during 2014. Earnings releases, Form 10-K and Form 10-Q filings were discussed in eight of such meetings.

The Audit Committee’s primary purpose is to assist the Board in its oversight of the accounting and financial reporting processes of the Corporation. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on December 17, 2014.

Audit Committee Financial Experts

The Board has determined that Messrs. Teuber and Diercksen and Ms. Goodwin are the financial experts, as defined by Item 407(d)(5) of Regulation S-K, and are independent within the meaning of the director independence rules of Nasdaq. For a brief description of their relevant experience, please refer to the “Nominees for Election as Directors and other Directors” section.

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Corporate Governance

Risk Management Committee

The Risk Management Committee consists of three or more members of the Board. The Risk Management Committee held 10 meetings during 2014. The purpose of the Risk Management Committee is to assist the Board in the monitoring of policies and procedures that measure, limit and manage the Corporation’s operational and credit risks, while seeking to maintain the effectiveness and efficiency of the operating and businesses processes. It also assists the Board in the review and approval of the Corporation’s risk management policies and processes.

Compensation Committee

The Compensation Committee consists of at least three members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under the Nasdaq’s director independence rules. The Compensation Committee held eight meetings during 2014.

The Compensation Committee acts pursuant to a written charter that was most recently amended on February 27, 2014. Under its charter, the Compensation Committee:

•	in consultation with senior management, establishes the Corporation’s general compensation philosophy, and oversees the development and implementation of executive compensation programs and related policies, as well as the review and approval of the overall goal and purpose of the Corporation’s incentive compensation program;

•	reviews and approves the corporate goals and objectives related to the CEO’s compensation, conducts the CEO’s annual performance review, and establishes the CEO’s compensation based on the annual performance review;

•	reviews annually with the CEO the performance of other NEOs;

•	reviews and approves compensation programs and awards applicable to NEOs and members of the Corporation’s Senior Management Team, as well as the compensation structure for all other executives;

•	reviews with the CEO plans for executive officer development and succession;

•	recommends to the Board cash and equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;

•	oversees, in consultation with management, compliance with federal, state and local laws and regulations as they affect compensation matters;

•	reviews and approves, subject to any legal limitations, any severance or similar termination payments proposed to be made to any current or former executive officer of the Corporation;

•	Evaluates and reviews with the Chief Risk Officer the compensation plans for the Senior Executive Officers (as defined in the “Compensation and Discussion Analysis” section of this Proxy Statement) and other employees in light of the risks they may pose to the Corporation;

•	takes necessary actions to limit any risks identified as a result of the risk-related reviews;

•	reviews and discusses with management the Corporation’s Compensation Discussion and Analysis, and produces an annual report on executive compensation for inclusion in the Corporation’s Proxy Statement; and

•	evaluates and reports annually to the Board on the Compensation Committee’s own performance.

The Compensation Committee Charter provides that when appropriate and as permitted under applicable law, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee comprised of one or more members of the Committee, the Board or members of management.

Please refer to the “Compensation Discussion and Analysis” section for a description of the Corporation’s processes and procedures for the consideration and determination of executive compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Corporation. No NEO of the Corporation served on any board of directors’ compensation committee of any other company for which any of the directors of the Corporation served as NEO at any time during 2014. Other than disclosed in the “Other Relationships, Transactions and Events” section, none of the members of the Compensation Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC’s Regulation S-K.

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Corporate Governance

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under Nasdaq’s director independence rules. The Corporate Governance and Nominating Committee held five meetings during 2014.

The Corporate Governance and Nominating Committee acts pursuant to a written charter that was most recently amended on January 16, 2015. The purpose of the Corporate Governance and Nominating Committee is as follows:

•	identify and recommend individuals to the Board for nomination as members of the Board and its committees;

•	identify and recommend individuals to the Board for nomination as CEO of the Corporation;

•	identify and recommend individuals to the Board for nomination as Chairman of the Corporation;

•	promote the effective functioning of the Board and its committees; and

•	develop and recommend to the Board a set of corporate governance principles applicable to the Corporation.

NOMINATION OF DIRECTORS

The Corporate Governance and Nominating Committee Charter does not include specific qualities or skills that a person must possess to be nominated as a director. The charter provides that, in nominating candidates, the Committee will take into consideration such factors as it deems appropriate which may include judgment, skill, diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of the Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Under the Corporation’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director considering the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation; and

•	diversity of viewpoints, background, experience and other demographic factors.

In practice, the Board has determined that for a community based financial institution such as the Corporation it is more important to look for candidates with board management experience than for persons with a specific skill set.

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, the Committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background and other demographics could assist the Board in light of the Board’s composition at the time.

The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. Generally, nominees are recommended by the Chairman of the Board and CEO or existing directors. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. There were no nominees for director recommended by stockholders for consideration by the Corporate Governance and Nominating Committee for election at the meeting.

Stockholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at the Corporation’s 2016 annual meeting of stockholders may do so by submitting in writing advance notice to the Corporation of such nominations not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made

Popular, Inc. 2015 Proxy Statement    19

Executive Officers

by the Corporation of the date of such meeting. Under the Corporation’s Amended and Restated By-Laws a stockholder’s nomination must be accompanied by certain information, including the nominees’ names and a brief description of the nominees’ judgment, skills, diversity and experience with businesses and other organizations. Such information must be addressed to the Secretary of the Board of Directors (751) at Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, 00918.

CODE OF ETHICS

The Board has adopted a Code of Ethics (the “Code”) to be followed by the Corporation’s employees, officers (including the CEO, Chief Financial Officer and Corporate Comptroller) and directors to achieve conduct that reflects the Corporation’s ethical principles. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in the securities of the Corporation and potential conflicts of interest. Directors, NEOs, executive officers and employees are required to be familiar with and comply with the Code. The Code provides that any waivers for NEOs, executive officers, or directors may be made only by the independent members of the Board and must be promptly disclosed to the stockholders. During 2014, the Corporation did not receive nor grant any request from directors, NEOs or executive officers for waivers under the provisions of the Code. The Code was last revised on September 26, 2014 and is available on the Corporate Governance section of the Corporation’s website at www.popular.com. The Corporation will post on its website any amendments to the Code or any waivers to the CEO, Chief Financial Officer, Corporate Comptroller or directors.

EXECUTIVE OFFICERS

The following information sets forth the names of the executive officers of the Corporation, their age, business experience and directorships during the past five years, as well as the period during which each such person has served as executive officer of the Corporation.

Richard L. Carrión Age 62	Chairman of the Board since 1993. CEO of the Corporation since 1994 and President from 1991 to January 2009 and from May 2010 to September 2014. For additional information, please refer to the “Nominees for Election as Directors and other Directors” section of this Proxy Statement.

Ignacio Alvarez Age 56	President of the Corporation, the Bank and Banco Popular North America and Chief Operating Officer of the Corporation and the Bank since October 2014. Executive Vice President and Chief Legal Officer of the Corporation from June 2010 to September 2014. Director of the Bank and Banco Popular North America since October 2014. Partner of Pietrantoni Méndez & Alvarez LLC, a San Juan, Puerto Rico based law firm, from September 1992 to June 2010. Member of the Board of Regents of Georgetown University since October 2008.

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Executive Officers

Javier D. Ferrer Age 53	Executive Vice President, Chief Legal Officer and Secretary of the Board of Directors of the Corporation since October 2014. Partner of Pietrantoni Méndez & Alvarez LLC, a San Juan, Puerto Rico based law firm, from September 1992 to December 2012 and from August 2013 to September 2014. Director of the Bank since March 2015. President of the Government Development Bank for Puerto Rico and Vice Chairman of its Board of Directors from January 2013 to July 2013. Chairman of the Economic Development Bank for Puerto Rico from January 2013 to July 2013. Secretary of the Board of Directors of the First Puerto Rico Family of Funds, which as September 2014 was comprised of 17 funds, from March 2001 to December 2012 and from September 2013 to September 2014.

Ileana Gonzalez Age 58	Executive Vice President of the Bank in charge of the Commercial Credit Administration Group since March 2012. Corporate Comptroller and Senior Vice President from March 2004 to March 2012. Member of the Board of Nuestra Escuela since 2011.

Juan O. Guerrero Age 55	Executive Vice President of the Bank in charge of the Financial and Insurance Services Group since 2004. Director of Popular Securities LLC since 1995, Popular Insurance LLC since 2004 and of other subsidiaries of the Corporation. Senior Vice President of the Bank from 1990 to 2004. Director of SER de Puerto Rico since December 2010. Member of the Board of Directors of Puerto Rico Baseball Academy and High School since September 2012.

Gilberto Monzón Age 55	Executive Vice President of the Bank in charge of the Individual Credit Group since October 2010. Executive Vice President of Popular Mortgage from July 1998 to October 2010 in charge of mortgage origination and servicing. Member of the Board of Directors of Mortgage Bankers Association since 1997 and of the San Jorge Children’s Hospital Professional Board since 2011. Member of the Government Relations Council of the American Bankers Association since 2013. Director of the Center for a New Economy and of the Coalition for the Prevention of Colorectal Cancer of Puerto Rico since 2014.

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Executive Officers

Eduardo J. Negrón Age 50	Executive Vice President of the Corporation since 2008 in charge of the Administration Group since December 2010, of the People Group from 2009 to 2010 and of the Corporate People and Communications Group from 2008 to 2009. Senior Vice President, Deputy Chief Legal Officer and Director of Government Affairs from 2005 to 2008. Chairman of the Corporation’s Benefits Committee since April 2008. Member of the Board of Trustees and Treasurer of Fundación Banco Popular and of the Popular Community Bank Foundation since 2008. Director of the Fundación Luis Muñoz Marín from 2005 to 2014. Director of Fundación Angel Ramos since April 2012 and Chairman of its Investment and Finance Committee since March 2014.

Néstor Obie Rivera Age 68	Executive Vice President of the Bank in charge of the Retail Banking and Operations Group since April 2004. Senior Vice President of the Bank in charge of the Retail Banking Division from 1988 to 2004.

Eli S. Sepúlveda Age 52	Executive Vice President of the Corporation since February 2010 and of the Bank since December 2009. Supervisor in charge of the Commercial Credit Group in Puerto Rico since January 2010. Senior Vice President in charge of the Commercial Credit Division of the Bank from June 2008 to December 2009. President of Popular Auto, Inc., an indirect subsidiary of the Corporation, from 2004 to 2008.

Lidio V. Soriano Age 46	Executive Vice President and Chief Risk Officer of the Corporation since August 2011. Director of the Bank and Banco Popular North America since October 2014. Independent consultant from May 2010 to July 2011. Chief Financial Officer and Senior Financial Officer of W Holding, Inc. and Westernbank Puerto Rico from October 2008 to April 2010. Executive Vice President and head of Retail Banking and Mortgage Divisions of Oriental Financial Group Inc. from October 2007 to October 2008.

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Other Relationships, Transactions and Events

Carlos J. Vázquez Age 56	Chief Financial Officer of the Corporation since March 2013. President of Banco Popular North America from September 2010 to September 2014. Executive Vice President of the Corporation since February 2010 and from 1997 to April 2004. Senior Executive Vice President of the Bank since 2004. Supervisor in charge of Individual Credit Operations in Puerto Rico from April 2004 to September 2010 and Individual Banking in the United States from January 2009 to September 2010. Director of the Bank and of Banco Popular North America since October 2010. Director of Popular Securities LLC and other indirect wholly owned subsidiaries of the Corporation. Vice Chairman of the Board of Directors of Popular Community Bank Foundation since November 2010. Director of the Federal Home Loan Bank of New York since November 2013.

OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS

Our Audit Committee has adopted an Approval Process for Related Party Transactions (the “Approval Process”) to identify and evaluate potential conflicts of interest, independence factors and disclosure obligations arising out of financial transactions, arrangements and relationships between the Corporation and its related persons. Pursuant to the Approval Process, the Corporation’s policy is to enter into or ratify related person transactions only when the Board of Directors, acting through the Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interest of the Corporation and its stockholders.

When the Corporation or any of its subsidiaries intends to enter into a related person transaction, a Related Person Transaction Request Form is submitted to the Audit Committee for review. The form contains, among other things, an explanation of the proposed transaction, its benefits to the Corporation and an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. In the event the Corporation becomes aware of a related person transaction that has not been approved following the Approval Process, the Audit Committee considers all relevant facts and circumstances regarding the related person transaction and evaluates all options available to the Corporation including ratification, revision or termination. The Audit Committee also examines the facts and circumstances pertaining to the failure of reporting such related person transaction to the Committee, as required by the Approval Process, and may take such action as it deems appropriate. The Approval Process contains a list of categories of transactions involving related persons, including loans made in the ordinary course of business, which are pre-approved under the Approval Process and do not need to be brought to the Audit Committee for pre-approval.

During 2014, the Corporation engaged, in the ordinary course of business, the legal services of the law firm McConnell Valdés LLC, of which Mr. Samuel T. Céspedes, Secretary of the Board of Directors of the Corporation and the Bank until September 2014, is a Senior Counsel. The fees paid to McConnell Valdés LLC for fiscal year 2014 amounted to approximately $674,663. The engagement was approved by the Audit Committee, as required by the Approval Process. During 2014, the Corporation also engaged, in the ordinary course of business, the legal services of Pietrantoni Méndez & Alvarez LLC (“PMA LLC”) of which Mr. Javier D. Ferrer was a member until September 2014, before he joined the Corporation as Executive Vice President and Chief Legal Officer and Secretary of the Board of Directors. The fees paid to PMA LLC for fiscal year 2014 amounted to approximately $3.8 million which include $646,000 paid by the Corporation’s clients in connection with commercial loan transactions and $57,000 paid by investment companies managed by the Bank. In addition, PMA LLC leases office space in the Corporation’s headquarters building, which is owned by the Bank, and engages the Bank as custodian of its retirement plan. During 2014, PMA LLC made lease payments to the Bank of approximately $665,000 and paid the Bank approximately $94,000 for its services as custodian. The rent and trustee fees paid by PMA LLC were at market rates.

In 2014, the Corporation and its subsidiaries contributed approximately $584,000 to Fundación Banco Popular, Inc. (the “Fundación”) in connection with the matching of employee contributions. The Corporation also contributed $125,000 from the proceeds of the Bank’s Christmas Special. The Fundación is a Puerto Rico not-for-profit corporation created to improve quality of life in Puerto Rico. As the Bank’s philanthropic arm, it provides a scholarship fund for employees’ children and supports education and community development projects. Mr. Richard L. Carrión (Chairman and CEO of the

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Other Relationships, Transactions and Events

Corporation), Mr. Eduardo J. Negrón (an Executive Vice President of the Corporation) and Mr. Alfonso Ballester (a former director of the Corporation and father of Mr. Alejandro M. Ballester, a current director of the Corporation) are members of the Fundación’s Board of Trustees. The Board of Directors of the Bank appoints six of the ten members of the Board of Trustees. The remaining four trustees are appointed by the Fundación. The Corporation provides significant human and operational resources to support the activities of the Fundación. The Bank and the Puerto Rico employees of the Corporation (through voluntary personal donations) are the main source of funds of the Fundación.

The Popular Community Bank Foundation, Inc. (previously Banco Popular Foundation, Inc.), an Illinois not-for-profit corporation, was created to strengthen the social and economic well-being of the communities served by Banco Popular North America. The Popular Community Bank Foundation is Banco Popular North America’s philanthropic arm and provides support to charitable organizations for community development and education. During 2014, Banco Popular North America made a contribution to the Popular Community Bank Foundation of approximately $75,000 in connection with the matching of employee contributions. Mr. Richard L. Carrión (Chairman and CEO of the Corporation), Mr. Carlos J. Vázquez (Chief Financial Officer of the Corporation) and Mr. Eduardo J. Negrón (an Executive Vice President of the Corporation) are members of the Board of Directors of the Popular Community Bank Foundation. Banco Popular North America provides significant human and operational resources to support the activities of the Popular Community Bank Foundation.

Certain directors and NEOs have immediate family members who are employed by subsidiaries of the Corporation. The compensation of these family members is established in accordance with the pertinent subsidiary’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The son of Mr. Richard L. Carrión, Chairman and CEO of the Corporation, is employed as an Assistant Vice President and Commercial Relations and Credit Manager in the Retail Banking Division of the Bank. The son of Mr. Carrión is the only family member of directors and NEOs employed by the Corporation and its subsidiaries that received total compensation in excess of $120,000. He received compensation in the amount of approximately $130,000 for fiscal year 2014 and other benefits and payments which did not exceed $8,000. The compensation paid to the son of Mr. Carrión was approved and ratified by the Audit Committee under the Approval Process.

In June 2006, a brother-in-law of Mr. Carlos A. Unanue, a director of the Corporation, obtained a $828,000 mortgage loan from Popular Mortgage, Inc., then a subsidiary of the Bank (“Popular Mortgage”), secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 7%. Mr. Unanue was not a director of the Corporation at the time the loan was made. The loan was made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable loan transactions with third parties at that time. The borrower became delinquent on his payments commencing in July 2010 and after exhausting various collection and loss mitigation efforts the Bank commenced foreclosure procedures in November 2010. As of December 31, 2011, the Corporation had recorded a loss of approximately $65,000 on this loan. In March 2012, the loan was restructured under the terms of Popular’s loan modification program. The restructured loan is a 40-year loan with a fixed annual rate of 2.5% during the first 5 years, increasing 1% each year thereafter up to a rate of 6.75%. While the principal amount of the restructured loan subject to interest payment is $750,321, the borrower also agreed to repay an additional amount of $158,100 upon cancellation of the restructured loan. The total payments to be made by borrower represent the entirety of the amount owed prior to restructuring the loan, including accrued interest. The borrower is current on his payment obligations under the restructured loan. Payments of $11,483 and $18,209 were made during 2014 in connection with principal and interest, respectively, and as of December 31, 2014 the outstanding balance of the loan was $880,242. The largest outstanding balance of the loan during 2014 was $890,779.

In March 2012, the Bank also entered into an agreement with Mr. Unanue’s brother-in-law to pay $97,000 of the approximately $139,000 in credit card and personal loan debt (including accrued interest) owed by him. These loans were made in the ordinary course of business prior to the date that Mr. Unanue joined the Board. The borrower has agreed to make monthly payments of $538.00 until the amount is paid in full. During 2014 the borrower paid the amount of $6,456 and the outstanding debt balance as of December 31, 2014 was $68,070.

Commencing on May 2013, a brother-in-law of Mr. Eduardo J. Negrón, an Executive Vice President of the Corporation, became delinquent on a series of four commercial loans granted to him by the Bank. The aggregate amount of principal and interest owed on such loans as of December 31, 2014 was $672,604 and $60,705, respectively. The loans have maturity dates ranging from April 2013 to August 2023 and interest rates ranging from 4.05% to 6.25%. During 2014, no payments of principal and interest were made on the loans. Certain of the loans are secured by real estate and the Bank commenced collection and foreclosure proceedings in February 2014. The Bank has charged-off an aggregate amount of $412,542 in connection with these loans.

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Other Relationships, Transactions and Events

The same brother-in law of Mr. Negrón, also has a participation in two entities each of which has a real estate development loan with the Bank. The first loan in the amount of $1,650,000 is to an entity in which he owns a 50% equity interest and was originated by Westernbank on 2003. The Bank acquired this loan as part of a Federal Deposit Insurance Corporation (“FDIC”) assisted transaction in 2010 pursuant to which the FDIC is obligated to reimburse the Bank for 80% of losses. Mr. Negrón’s brother-in-law personally guaranteed the loan. It is payable from the proceeds of the sale of residential units and bears interest at a rate equal to 4.25%. The outstanding balance on the loan as of December 31, 2014 was $142,390 and $228,893 and $9,239 were paid during 2014 in principal and interest, respectively. The second loan in the amount of $500,000 is to an entity in which Mr. Negrón’s brother-in-law owns a 33% equity interest and which is secured with undeveloped land. Mr. Negrón’s brother-in-law personally guarantees the loan. The loan matures on December 2018 and bears interest at a floating rate equal to prime rate. The outstanding balance on the loan as of December 31, 2014 was $425,000 and $5,000 and $12,886 were paid during 2014 in principal and interest, respectively.

During 2014, the Bank (or borrowers of the Bank) entered into three transactions with entities controlled by Paulson & Co. Inc., which as of December 31, 2014, was the beneficial owner of 7.31% of the Common Stock of the Corporation:

•	On April 10, 2014, the Bank sold two undeveloped parcels of land, which had been foreclosed by the Bank, to Ashford Avenue HC LLC (an entity controlled by Paulson & Co. Inc.) for the price of $2.7 million. The sales price of these properties was in excess of their book value of $2.6 million and their appraised liquidation value of $2.2 million, according to an appraisal report obtained by the Bank.

•	On June 30, 2014, the Bank sold an undeveloped parcel of land, which had been foreclosed by the Bank, to Chardon HC LLC (an entity controlled by Paulson & Co. Inc.) for $5.3 million. The foreclosed property was collateral for a loan acquired by the Bank as part of an FDIC assisted transaction in 2010, pursuant to which the FDIC is obligated to reimburse the Bank for 80% of losses. The sales price of this property was in excess of its book value of $4.1 million and the appraised liquidation value of $5.0 million, based on an appraisal report obtained by the Bank which took into account a 12 month marketing period.

•	On June 5, 2014, certain borrowers of the Bank sold five real estate properties to Regency Acquisition LLC and Laguna Acquisition LLC (entities controlled by Paulson & Co. Inc.), as part of a settlement agreement that was entered into by said borrowers with the Bank. Under this settlement transaction, the Bank received payments amounting to $16.6 million from the borrowers and guarantors of the loans that were settled. The loans that form part of this settlement transaction were acquired by the Bank as part of an FDIC assisted transaction in 2010, pursuant to which the FDIC is obligated to reimburse the Bank for 80% of losses. The amount paid to the Bank from the sale of these properties was in excess of the aggregate book value of $10.3 million and the aggregate appraised liquidation value of $11.1 million for all of the real properties that served as collateral for the settled loans, based on the appraisal reports obtained by the Bank.

All of these transactions were made on terms and conditions similar to other transactions where only unaffiliated parties of the Bank were involved. All of these transactions were approved by the Audit Committee pursuant to the Approval Process.

The Bank has had other loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. Except as discussed above, the extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

Popular, Inc. 2015 Proxy Statement    25

PROPOSAL 2:    ADVISORY VOTE TO APPROVE THE CORPORATION’S

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require a separate, nonbinding “say on pay” stockholder vote to approve the compensation of executives. The compensation paid to our NEO’s and the Corporation’s overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement.

This proposal gives you as a stockholder the opportunity to endorse or not endorse the compensation paid to the Corporation’s NEO’s through the following resolution:

“RESOLVED, that the stockholders of the Corporation approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and procedures and in connection with its future executive compensation determinations.

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.

The Board recommends a vote “FOR” the approval of the compensation paid to our NEO’s as described in this Proxy Statement.

PROPOSAL 3:    ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE CORPORATION’S EXECUTIVE COMPENSATION

In addition to the advisory vote on compensation paid to our NEO’s, as described in Proposal 2 above, SEC regulations require that the Corporation’s stockholders have an opportunity, at least once every six years, to vote on the frequency of an advisory vote on executive compensation. Accordingly, the Corporation is asking its stockholders to provide input on the frequency of future stockholder advisory votes on executive compensation, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. You may also abstain from voting.

As participants in the CPP, we provided our stockholders with the opportunity to cast a “say-on-pay” vote every year from 2009 through 2014. We believe that an annual advisory vote on executive compensation will continue to allow our stockholders to provide us with their direct and timely input on our compensation philosophy, policies and practices. Accordingly, the Board of Directors recommends that stockholders vote in favor of an annual advisory vote on executive compensation.

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board and it will not create any duty for the Board to take any action in response to the outcome of the vote.

The approval of advisory vote on the frequency of future advisory votes on the executive compensation program requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.

The Board recommends a vote for “ONE YEAR” in connection with the approval of advisory vote on the frequency of future advisory votes on executive compensation.

26    Popular, Inc. 2015 Proxy Statement

PROPOSAL 4:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee intends to appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for the year 2015. PricewaterhouseCoopers LLP has served as independent registered public accounting firm of the Bank since 1971 and of the Corporation since 1991.

Neither the Corporation’s Certificate of Incorporation nor its Amended and Restated By-laws require that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to appoint PricewaterhouseCoopers LLP, but may nonetheless appoint such independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interest of the Corporation and its stockholders.

Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to any appropriate questions that may arise. They will also have the opportunity to make a statement if they so desire.

The ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2015.

DISCLOSURE OF AUDITORS’ FEES

The following table summarizes the fees billed to the Corporation by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013

Audit Fees	$6,617,229	$5,533,721
Audit-Related Fees (a)	1,019,742	889,497
Tax Fees (b)	142,626	25,000
All Other Fees (c)	17,000	10,800

	$7,796,597	$6,459,018

(a)  Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and Statement on Standards for Attestation Engagements No. 16 reports.

(b)  Includes fees associated with tax return preparation and tax consulting services.

(c)  Includes software licensing fees.

The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation or permissible non-audit services are required by the Corporation, a proposed engagement letter is obtained from the auditor and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of the Corporation. During 2014, fees for all services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee.

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Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

AUDIT COMMITTEE REPORT

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2014 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standards No. 61, as amended (AICPA Professional Standard, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent registered public accounting firm its independence from the Corporation and its management. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”) or that the Corporation’s registered public accountants are in fact “independent.”

As set forth in the Audit Committee Charter, the management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Furthermore, management is responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with GAAP in the United States of America.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Corporation. The Corporation’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted by:

William J. Teuber, Jr. (Chairman)

Alejandro M. Ballester

John W. Diercksen

C. Kim Goodwin

Carlos A. Unanue

28    Popular, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION PROGRAM

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and recommended to the Board that the following CD&A be included in this Proxy Statement.

In accordance with the requirements related to the Corporation’s participation in the United States Treasury Department’s Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), the Compensation Committee certifies that at its June and December 2014 meetings it reviewed with the Corporation’s Chief Risk Officer (“CRO”), and with the support of its independent compensation consultant, the 2014 compensation arrangements for the Senior Executive Officers (“SEOs”) (the SEOs for 2014 are the Named Executive Officers discussed in the CD&A), and has made all reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that may threaten the value of the Corporation. The Compensation Committee certifies that at those meetings it also reviewed with the CRO the employee incentive programs in place during 2014, and has concluded that these programs do not pose any risk to the Corporation that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

The risk assessment conducted with the CRO included the evaluation of the Corporation’s compensation and incentive plans from the perspective of the broader internal control framework and the design and operation of specific plans. The assessment validated the adequacy of incentive plan documentation, the integration of the principles contained in the Interagency Guidance on Sound Compensation Practices and the Corporation’s Compensation Governance Framework, and the involvement of the Corporation’s Risk Management and Finance Groups. Therefore, the Compensation Committee understands that the risks arising from Popular’s compensation plans and practices are not reasonably likely to have a material adverse effect on the Corporation.

Subsequent to the July 2014 repayment of the financial assistance pursuant to the Corporation’s participation in the CPP, the Compensation Committee is committed to continue reviewing the Corporation’s compensation plans with the CRO on at least an annual basis to consider market best practices and to ensure that such plans do not encourage unnecessary or excessive risk taking in compliance with any applicable law or regulation related to compensation arrangements in financial institutions.

Submitted by:

María Luisa Ferré (Chairperson)

David E. Goel

William J. Teuber, Jr.

Carlos A. Unanue

Popular, Inc. 2015 Proxy Statement    29

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide a description of our executive compensation program and the factors that Popular considered in making compensation decisions regarding our Named Executive Officers (“NEOs”):

•	Richard L. Carrión – Chairman of the Board of Directors and Chief Executive Officer
•	Carlos J. Vázquez – Executive Vice President and Chief Financial Officer (formerly President, Banco Popular North America, BPNA)
•	Ignacio Alvarez – President and Chief Operating Officer since October, 2014 (formerly Chief Legal Officer)
•	Juan O. Guerrero – Executive Vice President, Financial & Insurance Services Group, Banco Popular de Puerto Rico
•	Néstor Obie Rivera – Executive Vice President, Retail Banking Group, Banco Popular de Puerto Rico

EXECUTIVE SUMMARY

2014 Business Performance

The Corporation had a transformational year during 2014, strengthening its operational and financial results while restructuring its US operations and repaying the Capital Purchase Program (“CPP”) financial assistance. The Corporation recorded an adjusted net income from continuing operations of $305 million and an adjusted net interest margin of 4.67%, excluding the impact of significant events such as the CPP repayment and the US restructuring. Including the impact of these events, the Corporation registered a net loss of $309 million under GAAP accounting. These events placed the Corporation in a much stronger position moving ahead.

Significant accomplishments during 2014 included the following:

•	Our credit quality remained stable despite the continued weakness of the economy in our primary market of Puerto Rico. Net charge-offs declined in Puerto Rico and the United States by $33.3 million and $50.4 million, respectively. Net charge-offs to average loans-held in portfolio in the Puerto Rico operations were 1.33% for 2014, compared to 1.49% for the prior year. Net charge-offs (recoveries) to average loans-held in portfolio in the US operations were (0.01%) for 2014, compared to 0.87% for the prior year. The Corporation’s non-performing loans as a percentage of total loans ended 2014 at 2.9%, fairly stable as compared to the previous year if we exclude loan balances from the regions sold as part of our US restructuring.

•	The Corporation ended 2014 with very strong capital levels, reflected in its Common Equity Tier 1 ratio of 15.92%. This represents an increase of 110 basis points over 2013.

•	In July we completed the repayment of the CPP financial assistance. We successfully prevented the dilution of existing shareholders by avoiding the need to raise additional capital (an action required of many banks repaying CPP funds).

•	We embarked on the restructuring of our US operations, completing the sale of our operations in Illinois, Central Florida and California. We also made considerable progress in the transfer of most of the support functions to Puerto Rico and New York, a process that will be completed during the first half of 2015. These actions will enable us to move forward with a leaner, efficient and more focused operation in the United States.

•	Strengthening Popular’s franchise in Puerto Rico, the Corporation increased its market share in most of the eight categories that are tracked, maintaining a leadership position in six of them. In the auto finance business, we reached the second position for the first time. In addition, our insurance subsidiary engaged in a strategic acquisition to enter the benefits brokerage business.

•	The Corporation strengthened its organizational structure and leadership team by: (i) establishing the role of President and Chief Operating Officer (“COO”), dedicated to the overall business operations (the then-current Chief Legal Officer, Ignacio Alvarez, was promoted to this role); and (ii) recruiting a highly qualified and seasoned legal counsel, Javier D. Ferrer, to assume the role of Chief Legal Officer.

•	The Corporation completed numerous initiatives to enhance customer service and organizational efficiency, including the redesign of branch processes and the expansion of digital transactions as part of our retail delivery strategy. For example, simplified deposit transactions through mobile devices and ATMs (“Depósito Fácil”) accounted for over 1.9 million deposit transactions during the service’s roll out in 2014.

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Compensation Discussion and Analysis

•	As part of Popular’s commitment to our employees, in August we raised the minimum hourly rate for all employees in Puerto Rico to $9.00 (impacting some 2,400 employees); in 2015 we will increase it to $10.00 for those demonstrating good performance. These actions will help us secure the best talent and promote high levels of engagement, customer service and productivity.

•	In further support of our employees’ well-being and productivity, we inaugurated our on-site Health and Wellness Center in October. During its first three months of operation, over 500 employees visited the Center for their annual physical exam or primary care.

•	Our commitment to our communities remained unabated in 2014. Our financial education program “Finance in Your Hands” has now reached over 100,000 persons in Puerto Rico and was recognized by the American Bankers Association as the best financial education program in the United States. Our foundations in Puerto Rico and the United States donated over $3 million to 128 non-profit organizations.

•	The above results marked a year in which Popular’s stock price increased by 19%, placing Popular in the top tier of total shareholder return as compared to our US peers, bank industry indices and other Puerto Rico-based banks.

These accomplishments are a confirmation of the strong commitment of our NEOs and employees to deliver solid performance to our stockholders.

The Corporation reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). Refer to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation of the non-GAAP financial measures above to our results as reported under GAAP.

Highlights of our Executive Compensation Program

•	Popular’s overarching compensation philosophy has always been to provide the Corporation’s NEOs with pay that is linked to performance and aligned with the interests of our stockholders. Our compensation programs are also designed to dissuade excessive or unnecessary risk taking through the adequate balance of short-term and long-term incentives, thresholds and caps to limit payouts, mix of financial and non-financial goals, among other design features.

•	Popular’s compensation program for the last six years under the CPP had consisted of salary and CPP-compliant stock-based compensation (valued at up to 50% of base pay); cash performance incentives were not permitted to NEOs and the next 20 highest compensated employees during our CPP participation. During the period in 2014 while we remained a participant in the CPP (January to July), Popular continued to restrict the mix of compensation and the level of incentive compensation to NEOs in accordance with CPP requirements.

•	Following repayment of the CPP financial assistance in July, our program was no longer subject to the CPP requirements regarding executive compensation. Upon consultation with its independent compensation consultant, the Compensation Committee approved a new compensation program to be fully effective in 2015 along with a 2014 transition program for the post-CPP period.

•	The new compensation program allows us to return to our pay-for-performance and stockholder-aligned approach. The following table illustrates the annual short-term and long-term target award opportunities that were established for the NEOs under our new program beginning in 2015. The NEOs were eligible for a prorated short-term annual incentive award for the post-CPP period of 2014 (corresponding to five out of 12 months); they were not eligible for the long-term component of the new program in 2014.

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Compensation Discussion and Analysis

New Executive Compensation Program	CEO	President /COO	Other NEOs
Target Incentive Opportunity	% of base salary
SHORT-TERM ANNUAL (CASH) INCENTIVE
Popular, Inc. Net Income	30%	27.5%	25%
Annual goals (financial /non-financial)	50%	45.0%	40%
Leadership	20%	17.5%	15%
Total Short-Term Annual Incentive	100%	90.0%	80%
LONG-TERM (EQUITY) INCENTIVE
Performance Shares	80%	50%	40%
Restricted Stock	80%	50%	40%
Total Long-Term (Equity) Incentive	160%	100%	80%

Target opportunities were developed upon consideration of market practice, and actual earned awards generally range from zero to 1.5 times the target award (maximum).

¡	One-half of the target long-term incentive opportunity consists of performance shares, with vesting that is determined at the end of a 3-year performance period based, with equal weight, on: (i) Popular’s relative total shareholder return as compared to a broad index of US banks, and (ii) a pre-established absolute corporate goal for cumulative earnings per share.

¡	With regard to the restricted stock, 80% vests over a 4-year period, whereas the remaining 20% vests at retirement, thereby serving as a long-term retention tool and means of alignment with the interests of our stockholders.

•	Under the new compensation program, a large portion of each NEO’s target total compensation opportunity is performance-based: 72% for the CEO, 66% for the President/COO and 62% for the other NEOs.

•	The Compensation Committee approved 2014 performance-based compensation elements that served to transition from the CPP restrictions to the new full-year program beginning in 2015. The 2014 transition program focused on rewarding and retaining our NEOs’ commitment to successfully execute the Corporation’s strategic objectives as it emerges from the CPP. The NEOs were eligible to participate in a prorated 2014 annual cash incentive opportunity (based on five out of 12 months) related to the achievement of their 2014 corporate, business unit and individual goals. They also received a one-time performance-contingent Transition Award equivalent to 150% of base pay. This one-time award was developed based on the Compensation Committee’s goals to (i) motivate executives to focus on executing the Corporation’s post-CPP business strategy and driving stockholder value, with retention mechanisms covering the critical period subsequent to CPP repayment, (ii) increase the competitiveness of executives’ compensation opportunities, which had been below market for some time, and (iii) promote retention by ensuring a sufficient amount of outstanding equity awards (as a large amount of vested CPP equity grants became transferable upon CPP repayment, leaving little retention value with executives). The award was granted in equal portions of equity and cash, whose vesting and payment is deferred over a two-year period and subject to performance conditions or is otherwise subject to clawback if the executive terminates employment within the first year of grant.

•	The Corporation maintains a strong executive compensation governance framework, including elements such as:

¡	Clawback – The Corporation’s Incentive Recoupment Guideline covers all executive officers (including the NEOs), providing for clawback of incentives in the event of a financial results restatement, a performance goal or metric that is found to be materially inaccurate, or an executive’s misconduct.

¡	Stock Ownership Guidelines – The Corporation’s CEO and other NEOs have a stock ownership goal of six times and three times their base salaries, respectively. As of December 31, 2014, all NEOs have either met the requirement or are on track to comply within the designated timeframe.

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Compensation Discussion and Analysis

¡	Exclusion of pledged shares from compliance with the executive stock ownership guidelines.

¡	Prohibition of the pledging of Popular’s Common Stock in margin accounts.

¡	“Double-trigger” vesting of equity awards in the event of a change of control (which means that vesting is only triggered upon a qualifying termination of employment following a change of control).

¡	No employment or change of control agreements with its NEOs.

¡	No tax gross-ups provided for short-term or long-term compensation or benefits.

Compensation Guiding Principles

The philosophy underlying Popular’s compensation program is to provide the Corporation’s NEOs with pay that is linked to performance and aligned with the interests of our stockholders. While a participant in the CPP, the Corporation’s executive compensation program was subject to CPP restrictions and consisted solely of base salary and a limited amount of restricted stock. Upon repayment of the CPP financial assistance, the Corporation was able to implement a new executive compensation program that is more performance-based and aligned with the interests of our stockholders. Our program reinforces the following guiding principles:

Motivate and reward high performance

Ensuring and sustaining a proper pay-performance relationship is a key objective for Popular. Our incentive programs define performance as a combination of financial results, strategic accomplishments and a demonstration of leadership competencies, all designed to support the Corporation’s business strategy and drive long-term stockholder value.

Furthermore, we seek to promote appropriate behavior among executives so that they are not motivated to take excessive or unnecessary risks.

As depicted in the following charts, most of the NEOs’ compensation under the CPP was provided as base pay, with a limited amount of long-term equity incentive (one-third of total compensation). The new 2015 incentive program has an enhanced focus on performance and stockholder alignment.

•	The short-term incentive represents 28% of the CEO’s total target compensation opportunity (31% for the President/COO and the other NEOs) and consists of an annual cash award linked to the corporate and business unit results, individual goals and leadership competencies.

•	The long-term incentive represents 44% of the CEO’s total target compensation opportunity (35% for the President/COO and 31% for the other NEOs) and consists of an annual equity award that reinforces the alignment of the Corporation’s NEOs with the interests of our stockholders. One-half of the equity award value is provided as performance shares with actual earned shares determined at the end of a 3-year performance period based equally on: (i) Total Shareholder Return (“TSR”) relative to an index of banks, and (ii) the achievement of a corporate cumulative Earnings per Share (“EPS”) goal. The other half of the equity incentive award value is in the form of restricted stock that supports the Corporation’s objectives of NEOs stock ownership and retention. Once granted, shares vest on a prorata basis, with 20% vesting annually over 4 years and the remaining 20% vesting upon retirement.

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Compensation Discussion and Analysis

Align executives with stockholder interests and build long-term stockholder value

At the annual stockholders meetings of May 2014 and April 2013, the vast majority of Popular’s voting stockholders (98.06% and 98.02%, respectively) approved the Corporation’s overall executive compensation policies and practices. We believe that, despite the CPP compensation requirements, this indicates support by our stockholders of Popular’s historic philosophy which is centered on promoting a performance-based culture and aligning the interests of stockholders and executives by linking a substantial portion of compensation to the Corporation’s financial performance, without encouraging unnecessary or excessive risk taking. The perspectives of stockholders and industry best practices were taken into consideration by management and the Committee as they developed strategic objectives, business plans and compensation elements supporting 2014 compensation decisions and the new compensation program effective in 2015.

The CPP restricted stock awards granted in February 2014 gave consideration to each NEO’s contribution to achieving the common overarching goal of strengthening the Corporation’s financial condition by increasing net income, credit quality, efficiency, liquidity and capitalization. Also, the new compensation program and 2014 transition compensation were developed with the advice of the Committee’s independent compensation consultant to reinforce executive compensation’s alignment with performance and long-term stockholder returns. The Committee will continue to consider our stockholders’ perspectives on an annual basis.

In addition, our NEOs are subject to stock ownership guidelines in order to ensure the alignment of their interests with those of our stockholders. The CEO and other NEOs have a stock ownership goal, to be reached within five years from the date the guidelines were adopted (i.e., by October 1, 2016), of six times and three times their base salary, respectively. As of December 31, 2014 all NEOs had either met the requirement or were on track to comply within the designated timeframe.

Attract and retain highly qualified executives

Popular’s executive compensation program seeks to enable the Corporation to attract, motivate and retain the talent needed to successfully guide Popular for future earnings stability and growth. This represented a challenge while the Corporation was subject to CPP compensation limitations between 2008 and 2014. During that period, the Corporation, through its Compensation Committee, managed compensation in a conservative manner, and its NEOs were not permitted to receive short-term cash performance incentives due to the CPP limitations. While many CPP participants raised total compensation through above-market increases in salary stock, Popular decided not to do so, partly given the uncertainty of how long the Company would be subject to the CPP restrictions. After the repayment of the CPP financial assistance in July 2014, the Compensation Committee approved the previously described executive compensation program and transition award. The post-CPP program provides a mix of salary and performance-based short-term and long-term incentives.

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Compensation Discussion and Analysis

Compensation decisions are taken by the Compensation Committee, in consultation with its independent compensation consultant and management, and upon consideration of the scope and complexity of each executive’s role; individual performance, experience and qualifications; market competitiveness; and the Corporation’s financial performance.

DETERMINATION AND ASSESSMENT OF EXECUTIVE COMPENSATION

Role of the Compensation Committee

In accordance with its Charter, a copy of which is available at www.popular.com, the Compensation Committee establishes the Corporation’s general compensation philosophy and oversees the compensation program for the Corporation’s executive officers, including the NEOs. It also reviews and approves the overall purpose and goals of the Corporation’s incentive compensation system and benefit plans. In addition, it reviews plans for executive officers’ development and succession. The Compensation Committee met eight times during 2014. Beyond the scheduled meetings, the Compensation Committee obtained input and support from its external advisors and management throughout the year.

The Compensation Committee’s main activities in 2014 included the following:

Executive Compensation

•	Reviewed the 2013 performance of the CEO and other NEOs, approving 2014 grants of restricted stock compliant with CPP requirements

•	Evaluated NEOs’ compensation levels and decided, as in 2013, not to grant general base pay increases for 2014 since the Corporation continued to operate in a challenging economic environment and was in the midst of major initiatives to improve financial results

•	Reviewed, discussed and approved the structure of post-CPP 2014 transition compensation and the new executive compensation program that would be fully effective beginning in 2015

•	Approved the Incentive Recoupment Guideline that would be applicable in the event of a financial results restatement, a performance goal or metric that is found to be materially inaccurate, or a covered executive’s misconduct

•	Reviewed NEOs’ equity holdings and compliance with the Corporation’s stock ownership guidelines

•	Discussed regulatory developments and market trends with its independent compensation consultant

Governance

•	Performed a self-evaluation of the Compensation Committee’s structure (e.g., appropriateness of charter, committee size, mix of skills, experience and expertise of the committee members), processes (e.g., number of meetings, sufficiency of time for discussion, access to management and outside experts and effectiveness of CEO participation) and overall performance. The self-evaluation indicated positive levels of satisfaction on all of the factors considered.

•	Discussed incentive plan risk with the Chief Risk Officer (“CRO”) and management, as required under the CPP, concluding that the Corporation’s incentive plans do not encourage unnecessary or excessive risk taking

•	Reviewed and confirmed the independence of its compensation consultant against current and emerging requirements, including the standards adopted by NASDAQ with regard to compensation advisor independence and conflicts of interest

Benefits

•	Discussed issues pertaining to employee retirement readiness and implications for benefits programs

•	Reviewed reports provided by management committees that administer welfare and retirement benefits

Other

•	Reviewed executive officer development and succession planning initiatives

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Compensation Discussion and Analysis

•	Examined key human resources indicators, including headcount, personnel costs, turnover and employee engagement, among others

•	Oversaw compliance with legal and regulatory requirements pertaining to executive compensation

Although the Compensation Committee exercises its independent judgment in reaching compensation decisions, it currently utilizes the advice of the following collaborators:

Collaborators	Role

Meridian Compensation Partners, LLC Compensation Committee Independent Advisor	Provides independent advice and support to the Compensation Committee
CEO*	Works with the Compensation Committee to ensure that the compensation programs are aligned with the Corporation’s strategic objectives. Discusses corporate strategy and business goals with the Compensation Committee, and provides feedback regarding NEO performance
Executive Vice President of Administration/Human Resources	Advises on goal setting and performance evaluations, executive compensation and regulatory matters and proposes the design and modifications to the NEO compensation and benefit programs, plans and awards. Supports the annual risk assessment process
Chief Legal Officer	Counsels on legal matters regarding compensation programs and regulatory affairs
Chief Accounting Officer/Corporate Comptroller	Evaluates and advises on the compensation programs’ accounting and tax implications
Chief Risk Officer	Reviews with the Compensation Committee all risk-related aspects of the Corporation’s incentive plans

* All discussions on decisions involving CEO compensation are made in executive session without the participation of the CEO or other members of management.

Role of the Compensation Consultant

The Compensation Committee uses the services of compensation consultant Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent advisor and review the Corporation’s executive compensation program’s competitiveness and the pay-performance relationship in light of competitive market practices among the Corporation’s peer group and applicable regulations. During 2014, Meridian attended six Compensation Committee meetings and conferred on multiple occasions with the Committee Chair and various members to provide updates and guidance on relevant legislation, market trends, best practices in compensation governance and other requested compensation matters, including the design of the 2014 transition compensation and the new post-CPP executive compensation program. During the entire period, Meridian reported directly to the Compensation Committee regarding these matters, and the firm had no other relationship with, nor provided any other services to, the Corporation.

The Compensation Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with regard to compensation advisor independence and conflicts of interest. It will continue to monitor this compliance on an ongoing basis.

Compensation Information and Peer Group

The Compensation Committee periodically assesses the competitiveness of its pay practices for NEOs through external studies conducted by the Committee’s independent executive compensation consultant and supplemented by management and internal staff research. In order to obtain a general understanding of current compensation market practices, management and internal staff regularly review publicly available industry information (e.g., proxies and executive compensation data provided by sources such as SNL Financial and surveys conducted by Equilar and Towers Watson, among others). The Compensation Committee also considers executive compensation information from financial institutions in its headquarters market of Puerto Rico.

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Compensation Discussion and Analysis

The Compensation Committee utilizes the information from internal and external analyses to assess the appropriateness of compensation levels (relative to market and performance) and considers the information when setting program guidelines, including base salary ranges, incentive targets and equity compensation. An individual’s relative compensation with respect to the peer group may vary according to the executive’s role, the Corporation’s financial performance, and individual qualifications and performance as assessed by the Compensation Committee.

The Corporation’s compensation peer group, in effect since September 2013, consists of 17 banks, including all of the institutions that the Corporation views as its financial peers. The Compensation Committee refers to this group for pay and performance comparisons, and for compensation structure and design comparisons. The Corporation’s 2013 year-end total assets of $35.7 billion was near the median (54th percentile) of the group. The peers are:

Peer Group

Associated Banc-Corp	First Niagara Financial Group Inc.
BOK Financial Corporation	First Republic Bank
City National Corporation	Huntington Bancshares Incorporated
Comerica Incorporated	KeyCorp
Commerce BancShares, Inc.	M&T Bank Corporation
Cullen/Frost Bankers Inc.	Regions Financial Corp.
East West Bancorp Inc.	Synovus Financial Corp.
First Citizens BancShares, Inc.	Zions Bancorporation
First Horizon National Corporation

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

While under CPP restrictions on incentive compensation for covered employees, the Corporation continued to promote its compensation philosophy to the extent possible given the permitted compensation components. After the repayment of the CPP, the Corporation continued the overarching philosophy to align pay with individual and corporate performance, while balancing short-term and long-term perspectives, building long-term value for our stockholders and supporting sound risk management. Our executive compensation program’s goals continued to be to:

•	Promote stockholder returns by motivating high levels of executive performance, particularly with regard to the Corporation’s growth, credit quality and operational efficiency

•	Attract and retain the best executive talent at competitive pay levels

•	Reward contributions and results in attaining key operating objectives over which the executives have control or influence

•	Encourage teamwork and collaboration among members of the executive team

•	Promote appropriate behaviors among executives so that they are not motivated to take excessive risks

Annually, the Compensation Committee assesses the effectiveness of its compensation program by reviewing its strategic objectives and business plans, considering each NEO’s scope of responsibility, reviewing market reference data, and assessing the relationship between pay and performance (the Corporation relative to peers and executives relative to their performance goals). The Compensation Committee also evaluates whether our compensation programs meet the Corporation’s goals by monitoring engagement and retention of executives, and by assessing the relationship between company and individual performance and actual payouts. Furthermore, in conjunction with the semi-annual review of the compensation plans with the CRO, the Compensation Committee monitors and evaluates whether the design of incentive plans fosters a mentality of prudent risk-taking, sound business decisions and promotes the Corporation’s financial well-being.

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Compensation Discussion and Analysis

The Compensation Committee may modify payments or adjust the compensation program in light of economic or business results, regulatory requirements, risk assessments or results of the annual stockholder advisory vote on executive compensation. The following table describes the components of Popular’s executive compensation program:

Component	Purpose/Description

Base Pay

•  Base salaries provide fixed compensation to reflect each executive’s role, contribution and performance; they represent the foundation of the total compensation program on which certain incentives and benefits are based

•  The reference point for base salaries is the median of the competitive market, with ability to vary to reflect each incumbent’s performance, experience and contribution

Short-Term Cash Incentive

•  Annual incentive opportunity is targeted near the market median

•  Actual pay depends on the achievement of performance goals (financial, operational, strategic and individual)

•  Short-term incentive represents a balance of performance measures that are aligned with Popular’s annual goals and business strategy

•  Incentive plan has appropriate risk mitigating features (e.g., multiple measures, caps)

Long-Term Equity Incentive

•  Measures and rewards long-term performance

•  Allocated upon consideration of performance and potential

•  Directly aligns executive interests with stockholders

•  Promotes retention of key executive talent through multi-year vesting

•  Combination of performance-vested and time-vested

Executive Benefits and Perquisites	• Intended to represent a modest portion of total compensation program

ENSURING PRUDENT RISK TAKING

Appropriate risk management is a key consideration of the Corporation in its day to day operations and decisions. Popular shares with its management continuous communications concerning the regulatory requirements governing incentive compensation and guidelines on how to ensure that undue risk-taking behaviors are not promoted in incentive compensation designs. The Corporation seeks to design pay and incentive programs that do not encourage excessive or unnecessary risks.

Reviews of the Corporation’s incentive plans have been conducted by the Compensation Committee semi-annually as part of our participation in the CPP. The 2014 review of incentive plans focused on plan operation, the types of potential risk (credit, interest rate, market, liquidity, operational, compliance, strategic and reputational), and the manner in which the incentive design and internal controls mitigated those risks. In the Compensation Committee meeting of December 2014, the CRO discussed the review undertaken by the Risk Management Group with the support of the Human Resources Division, under applicable CPP regulations. The review included the following steps:

•	Examined and validated the updated inventory of all variable pay plans in the Corporation, including a review of absolute levels and year-over-year changes in number of participants and incentive award payouts.

•	Reviewed the executive compensation program changes approved by Compensation Committee in September 2014, including 2014 transition compensation and the new performance-based program fully effective in 2015.

•	Reviewed recent regulatory developments associated with executive compensation.

•	Evaluated certain incentive plans in our Puerto Rico and United States operations, covering sales, support and managerial functions. The review included examination of each plan’s rationale, plan documentation, performance measures, and the manner in which the incentive design and internal controls mitigated possible unnecessary or excessive risk-taking behaviors.

The evaluations showed that the incentive plans, in conjunction with risk management processes, did not contain any features that would encourage NEOs or other employees to take unnecessary or excessive risks. The compensation programs are designed to adequately balance risks and rewards through appropriate use of base pay, short-term incentives (cash) and long-term incentives (stock); thresholds and caps to limit payouts; mix of financial and non-financial components; link to company performance; and competitive pay practices. The Compensation Committee will continue to monitor the Corporation’s compensation programs to ensure that they discourage inappropriate risk-taking and comply with current and emerging regulations and industry best practices.

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Compensation Discussion and Analysis

DESCRIPTION OF 2014 COMPENSATION DECISIONS

Base Salary—2014

The Compensation Committee exercised a conservative approach regarding base pay increases during the Corporation’s six-year CPP-covered period, including 2014, since it continued to operate in a challenging economic environment. Despite the fact that our executives’ current total compensation was generally below market, the Compensation Committee decided not to grant general base pay increases to the Corporation’s NEOs, reflecting a similar approach taken by the Committee in 2013.

Long-Term Restricted Stock—2014

The Compensation Committee traditionally has granted equity awards each year in consideration of the Corporation’s results and each NEO’s performance during the prior year. Although the long-term target award opportunity of the Corporation’s NEOs prior to 2008 was 200% of base pay for the CEO, and 100% for the other NEOs, such awards were reduced to 50% of base pay for all NEOs while under the CPP. The Compensation Committee continues to consider the performance and contribution of each NEO to the strategic objectives of the Corporation to make awards.

When the equity incentive awards were granted in February 2014, the Corporation was under CPP requirements and thus the awards were structured to comply with the related restrictions and vesting provisions, as follows:

•	Per CPP requirements, restricted stock granted requires a minimum vesting period of two years after the grant date and is subject to transferability restrictions thereafter, as long as CPP obligations remain outstanding (vested shares become transferable in 25% increments with each 25% of CPP funding repaid by the Corporation, or upon completion of repayment of the CPP funds).

•	In addition to the CPP requirements, the Compensation Committee included an additional performance requirement whereby the Corporation must achieve profitability for at least one fiscal year for awards to be transferable.

•	Awards are also subject to a clawback (recoupment) provision if they are found to have been based on any materially inaccurate financial results or performance metric criteria.

Before making the CPP-compliant grants, the Compensation Committee considered the Corporation’s 2013 performance, as well as each NEO’s individual objectives (such as customer service initiatives, product or technology enhancements, achievement of business reorganization, and managerial and operational improvements).

During 2013, the Corporation achieved operational profitability for the third consecutive year despite the extended economic downturn in Puerto Rico and the slow United States recovery. The Corporation was able to maintain its leadership in Puerto Rico with a market share of 39% in deposits and 35% in loans, and continued positioning itself for long-term prosperity.

In 2013, the NEOs directed their concerted effort toward improving the Corporation’s net income, credit quality, efficiency, liquidity and capitalization, with the following results:

•	Popular reported $256 million in adjusted net income while maintaining its leading market share position in Puerto Rico despite a very challenging economic environment. Initiatives undertaken by leadership resulted in solid margins and significant improvements in credit quality. The Corporation’s 2013 net interest margin of 4.52% represented a 16 basis point improvement over prior year and compared very favorably relative to peers.

•	Non-performing loans (“NPLs”) declined significantly as a result of successful loan sales and aggressive loss mitigation efforts, resolutions and restructuring.

•	Capital levels remained extremely strong; the Corporation’s Tier 1 common equity ratio of 14.8% exceeded minimum regulatory guidelines of 5% by 9.8% representing more than $2.3 billion of excess capital as of December 31, 2013.

The Compensation Committee believes that the commitment and performance of senior management throughout the extended Puerto Rico recession has enabled the Corporation to be poised for continued growth and profitability.

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Compensation Discussion and Analysis

Upon consideration of the Corporation’s strong 2013 results, as well as each NEO’s individual accomplishments, in February 2014 the Compensation Committee granted CPP-compliant equity awards to the Corporation’s NEOs equivalent to 50% of each NEO’s prior-year base pay.

The table below provides the awards granted in 2014 to each NEO and a summary of his individual accomplishments for 2013.

NEO	Award Grant Value	Number of Shares	Considerations

Richard L. Carrión Chairman and CEO	$700,000	25,253

•    Led the Corporation to achieve an adjusted net income of $256 million, while maintaining strong levels of capital relative to peer institutions and well-capitalized regulatory requirements.

•    Oversaw a combination of actions, including asset sales that resulted in a substantial reduction in non-performing assets.

•    Guided significant acquisition of assets, including mortgage loan portfolios in Puerto Rico and the United States that amounted to $1.1 billion.

Carlos J. Vázquez Executive Vice President and CFO; (formerly President of BPNA)	$318,262	11,481

•    Developed a Capital Plan for regulators including stress testing.

•    Supported the execution of key strategic initiatives such as the sale of non-performing loans, Puerto Rico and United States loan purchases and the EVERTEC IPO.

•    Maintained and enhanced liquidity throughout 2013. Total liquidity sources amounted to $3.2 billion with capital levels at 20% (16.6% on post-CPP basis).

Ignacio Alvarez President and Chief Operating Officer since October, 2014; (formerly Chief Legal Officer)	$299,433	10,802

•    Supported non-performing asset sales of $936 million, substantially improving our credit quality metrics.

•    Advised on Puerto Rico and United States asset acquisitions which amounted to $1.1 billion.

•    Participated in the EVERTEC IPO and subsequent secondary sale of stock; assisted in the development of capital plan and improvement of regulatory ratings.

•    Directed the strategic planning of future growth and efficiency initiatives covering Puerto Rico and the United States.

Juan O. Guerrero Executive Vice President Financial & Insurance Services	$187,500	6,764

•    Led the Financial & Insurance Services business to generate a group net income of $26.8 million.

•    Launched the rebranding of Popular One, targeting clients and offering integrated financial solutions.

•    Guided the successful expansion of the offerings from Wealth Management to include commercial services and credit.

Néstor Obie Rivera Executive Vice President Retail Banking Group	$187,500	6,764

•    Led the Corporation’s Retail Banking, Operations and Technology Group to achieve an adjusted net income of $424 million.

•    Continued to strengthen the service culture by keeping high customer satisfaction levels in the Retail Banking Group.

•    Completed the first phase of Purchasing Transformation initiative. Savings identified on the Professional Services and Business Promotion categories estimated $700,000 - $1.3 million and $600,000 - $1 million, respectively.

•    Developed a strategic plan for real estate assets by purchasing and selling properties in accordance with business needs generating savings over $420,000.

Benefits and Perquisites

During 2014, perquisites such as non-work related security, the use of company-owned automobiles, periodic comprehensive medical examinations, and personal tickets to events sponsored by the Corporation, were offered on a limited basis to NEOs. The Corporation does not provide club memberships for NEOs or other executives.

The Corporation owns an apartment in New York City, which is used by the CEO primarily for business purposes during his frequent visits to New York in support of the Corporation’s operations and other company-related affairs.

40    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

OVERVIEW OF COMPENSATION DECISIONS SUBSEQUENT TO REPAYMENT OF CPP ASSISTANCE

New Executive Compensation Program

Subsequent to the July 2014 repayment of the CPP financial assistance, the Compensation Committee approved a new executive compensation program, which would be partially effective in 2014 (prorated to only cover the post-CPP portion of the year) and fully effective in 2015. The program was developed in consultation with the Compensation Committee’s independent compensation consultant and was based on the consideration of competitive market pay levels, current and emerging best practices, and compensation-related guidelines and regulations. It is supportive of Popular’s pay-for-performance philosophy and aligned with the interests of our stockholders while providing balance in terms of emphasis on the short- and long-term, financial and non-financial goals, base salary and performance-based incentives. The design is also intended to dissuade executives from taking unnecessary or excessive risks.

Target incentive opportunities under the new program, on a full-year basis, are as follows:

New Executive Compensation Program	CEO	President/ COO	Other NEOs

Target Incentive Opportunity	% of base salary
SHORT-TERM ANNUAL (CASH) INCENTIVE
Popular, Inc. Net Income	30%	27.5%	25%
Annual Goals (financial /non-financial)	50%	45.0%	40%
Leadership	20%	17.5%	15%
Total Short-Term Annual Incentive	100%	90.0%	80%
LONG-TERM (EQUITY) INCENTIVE
Performance Shares	80%	50%	40%
Restricted Stock	80%	50%	40%
Total Long-Term (Equity) Incentive	160%	100%	80%

Short-Term Annual Cash Incentive

The short-term incentive rewards the achievement of annual financial and non-financial goals that are aligned with the business strategy and areas of focus, as well as the demonstration of the Corporation’s leadership competencies. The short-term incentive is based on a target opportunity of 100% for the CEO, 90% for the President/COO and 80% for the other NEOs, in alignment with market practice. Actual payouts will generally range from zero to 1.5 times the target award, assuming certain threshold levels of performance are achieved. As further described under the “2014 Transition Compensation” section of this CD&A, the Corporation reinstituted the annual short-term incentive on a prorated basis for the post-CPP portion of 2014 (five out of 12 months).

Long-Term Equity Incentive

Each NEO will have a target long-term equity award opportunity, representing 160% of base pay for the CEO, 100% for the President/COO and 80% for the other NEOs, reflecting market practice for similar roles. The actual long-term incentive awards will range from zero to 1.5 times the target award.

Long-term equity grants for the NEOs consist of two components, with equal weight:

•	Performance shares (one-half of award value) rewards future performance of the Corporation and vests only if predefined performance goals are achieved. Awards will be granted based on target award level and vest on the third anniversary of grant according to actual performance during the 3-year performance period. Two performance measures, weighted equally, will be used to determine vesting:

¡	3-year relative Total Shareholder Return (TSR) compared to SNL US Banks with more than $10 billion in assets

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Compensation Discussion and Analysis

¡	3-year absolute cumulative Earnings Per Share

Each performance measure will have a defined threshold (minimum result for which an incentive would be payable), target and maximum (stretch goal) level of performance that will determine vesting at the end of the 3-year period. Performance below threshold will result in forfeiture of the shares allocated to the corresponding performance component.

•	Restricted stock (one-half of award value) supports executive ownership and retention objectives. Awards are granted to reflect Corporation and individual performance and are assessed on a holistic basis. Once granted, shares vest on a pro-rata basis, with 20% vesting annually over the first 4 years and the remaining 20% vesting at retirement.

¡	Our vest-at-retirement provision supports our desire to balance rewards with appropriate risk mitigation as well as position the grants as a retirement benefit.

The Corporation’s NEOs were not eligible for equity grants under the new program in 2014. The Compensation Committee granted performance shares and restricted stock to the Corporation’s NEOs in February, 2015. This grant is considered 2015 compensation and, therefore, will be discussed in the Compensation Discussion and Analysis section of the Corporation’s 2016 Proxy Statement and related tables.

2014 Transition Compensation

Following the July 2014 repayment of the CPP financial assistance, the Compensation Committee established, with the advice and guidance of its independent compensation consultant, 2014 performance-based compensation elements which balanced the need to transition from compensation compliant with CPP restrictions to the newly designed full-year executive compensation program to be introduced in 2015. The transition compensation was designed to ensure the NEOs’ commitment, retention, focus and performance to successfully execute the Corporation’s strategic objectives as it emerges from the CPP.

2014 Prorated Short-Term Incentive

Effective following the repayment of the CPP financial assistance, the NEOs were eligible to participate in the new short-term annual cash incentive plan on a prorated basis for 2014, adjusted to only cover the period during which the Corporation was not subject to CPP compensation limitations (five out of 12 months, representing August through December). The NEOs’ awards were based on the achievement of their 2014 corporate, business unit and individual goals which were approved at the beginning of the year. Although the executives were not eligible for annual cash incentives under the CPP, the Corporation continued to define and measure performance against goals each year.

42    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

The following table describes the new short-term cash incentive shown on a full-year basis (applicable commencing in 2015) and prorated basis (applicable to 2014). Award opportunities are expressed as a percentage of base pay.

Component	Level Of Achievement	CEO		President/COO		Other NEOs
		Full- Year 2015+	Prorated (5/12) 2014	Full-Year 2015+	Prorated (5/12) 2014	Full-Year 2015+	Prorated (5/12) 2014
Corporate Net Income	< Threshold	0%	0%	0%	0%	0%	0%
	Threshold (85%)	15%	6.25%	12.50%	5.21%	10%	4.17%
	Target	30%	12.50%	27.50%	11.46%	25%	10.42%
	Max (115%)	45%	18.75%	42.50%	17.71%	40%	16.67%
NEO Annual Goals (financial/non- financial)	< Threshold	0%	0%	0%	0%	0%	0%
	Threshold	25%	10.42%	22.50%	9.38%	20%	8.33%
	Target	50%	20.83%	45.00%	18.75%	40%	16.67%
	Max	75%	31.25%	67.50%	28.13%	60%	25.00%
Leadership	Min	0%	0%	0%	0%	0%	0%
	Target	20%	8.33%	17.50%	7.29%	15%	6.25%
	Max	30%	12.50%	25.00%	10.42%	20%	8.33%
Total Short-Term Incentive	< Threshold	0%	0%	0%	0%	0%	0%
	Threshold	40%	16.67%	35.00%	14.58%	30%	12.50%
	Target	100%	41.67%	90.00%	37.50%	80%	33.33%
	Max	150%	62.50%	135.00%	56.26%	120%	50.00%

A)	Corporate Component

In 2014, Popular’s executive officers were focused on the Corporation’s overarching goals of continued profitability, repayment of the CPP financial assistance, the restructuring of the United States operations, and increased organizational excellence. Under their direction, the Corporation achieved an adjusted net income from continuing operations of $305 million, exceeding the corresponding budgeted net income of $228 million by 34% and representing the fourth consecutive year of operational profitability. Based on these results, the Compensation Committee granted the maximum prorated award for this component of 18.75% of base pay for the CEO, 17.71% for the President/COO and 16.67% for the other NEOs.

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Compensation Discussion and Analysis

B)	Individual Component

Under the individual performance component of the executive incentive program, the Compensation Committee assessed the overall achievements and effectiveness of each NEO taking into account a number of considerations (as described below) and granted the following prorated awards.

NEO	Individual Performance (% of Base Pay)	Considerations for Individual Performance Component
Richard L. Carrión	31.25%

•Led the Corporation to achieve an adjusted after-tax net income from continuing operations of $305 million, while maintaining strong net interest margins and stable levels of non-performing loans despite the continued economic downturn in its primary market of Puerto Rico.

•Guided strategies to strengthen Popular’s franchise in Puerto Rico, yielding increased market share in most segments and maintaining a leadership position in six of them.

•Led the strategic restructuring of the Corporation’s United States operations.

•Achieved the repayment of CPP financial assistance without the need to raise additional capital.

•Strengthened Popular’s organization through the promotion of the Chief Legal Officer to the new role of President and Chief Operating Officer, and led major initiatives related to executive development and process improvement, and the inauguration of an on-site Health and Wellness Center to improve employees’ health, productivity and engagement.

Carlos J. Vázquez	20.56%

•Guided the completion of the repayment of the CPP funds to the Department of Treasury.

•Led the implementation and execution of the United States reorganization. Executed successfully the process of transferring operations to Puerto Rico, exit and relocation of employees and sale of three of the regions, California, Illinois and Central Florida.

•Supported asset acquisitions and divestitures in the efforts to redefine various businesses, including mortgage and small commercial.

Ignacio Alvarez	24.70%

•Advised on the sale of the California, Illinois, and Central Florida regions as part of the United States restructuring.

•Guided legal and regulatory aspects of the successful repayment of the CPP financial assistance with existing holding company liquidity.

•Guided initiatives that resulted in improvement of regulatory ratings.

•Advised on the resale strategy of EVERTEC shares in secondary offerings.

•Supported the development of the Corporation’s long-term technology strategic planning.

Juan O. Guerrero	18.27%

•Achieved a total income of $26 million for the Financial & Insurance Services Group.

•Supported the Wealth Management team in the expansion of the high net worth client base served through the Popular One offering covering both their personal and commercial financial needs.

•Guided the successful reinforcement of the financial and insurance product offering to the mass affluent segment.

•Oversaw the formalization of the fee based structure in Popular Securities while achieving an increase of 11% in fee-based assets as compared to the prior year.

Néstor Obie Rivera	20.76%

•Led the Retail Banking, Operations and Technology Group to achieve adjusted net income of $89 million.

•Guided the initiative to migrate 26.38% of the retail deposits in branches to be through the ATM’s.

•Participated in the completion of the conversion of the new Mortgage Servicing system and supported the implementation and improvement of controls.

C)	Leadership Component

The Leadership component of Popular’s executive incentive program encompasses the NEO’s demonstration of the Corporation’s leadership competencies in areas such as strategic thinking, customer focus, talent management and building effective teams. The Compensation Committee determined that the Corporation’s NEOs collectively exercised a very strong degree of leadership to achieve the Corporation’s positive financial results and the successful completion of numerous projects critical to securing future growth and profitability. In particular, the restructuring of the Corporation’s United States operations (involving the sale of three regions and consolidation of support functions in New York and Puerto Rico) and the repayment of the CPP financial assistance required complex strategic planning and decision making, as well as the guidance and coordination of multiple multi-disciplinary teams. The Corporation’s executive officers, including the NEOs, sponsored and participated in Popular’s Leadership Academy, a program designed to reinforce the Corporation’s commitment to leadership competency development among all executives. Based on the above, the Compensation Committee granted the maximum leadership award, corresponding to a prorated award of 12.50% for the CEO, 10.42% for the President/COO and 8.33% for the other NEOs.

44    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

The following table outlines the 2014 total prorated short-term cash incentive granted to the NEOs by the Compensation Committee in February 2015, based on achievement of the corporate, individual and leadership goals described above:

NEO	Corporate Net Income (% of Base Pay)	Individual Performance (% of Base Pay)	Leadership Goal (% of Base Pay)	Total (% of Base Pay)	Total Award($)

Richard L. Carrión	18.75%	31.25%	12.50%	62.50%	$875,000
Carlos J. Vázquez	16.67%	20.56%	8.33%	45.56%	$296,113
Ignacio Alvarez	17.71%	24.70%	10.42%	52.83%	$324,875
Juan O. Guerrero	16.67%	18.27%	8.33%	43.27%	$162,280
Néstor Obie Rivera	16.67%	20.76%	8.33%	45.76%	$171,607

Transition Award

In September 2014, the Compensation Committee approved a one-time performance-contingent transition award to promote the retention of its executive officers as they implement the Corporation’s post-CPP strategy during continued challenging economic conditions. The transition award was equivalent to 150% of current base pay and developed to achieve the following objectives:

•	Motivate executives to focus on executing the Corporation’s post-CPP business strategy and driving stockholder value, with retention mechanisms covering the critical period subsequent to CPP repayment

•	Increase the competitiveness of executives’ compensation opportunities, which have been significantly below market for the six years before the transition award

•	Promote retention by ensuring a sufficient amount of outstanding equity awards (as a large amount of vested CPP equity grants became transferable upon CPP repayment, leaving little retention value with executives)

The transition award consisted of a combination of equity and cash with payments over a two-year period, subject to vesting and performance conditions as follows:

•	Restricted Stock Award – 75% of base pay: 1/2 of the award vests on the first anniversary of grant, and 1/2 vests on the second anniversary of grant, in each case to the extent that performance conditions are achieved

•	Cash Incentive Award – 75% of base pay: 1/3 of the award payable at grant and subject to a one-year clawback; the remainder is subject to net income performance conditions, with 1/3 deferred and payable on the first anniversary of grant, and 1/3 deferred and payable on the second anniversary of grant

•	Installments of equity and cash deferred to 2015 and 2016 will be reduced if net income performance is below the established performance criteria

The total amount of transition award accorded to each NEO is indicated below:

NEO	Transition Award
	Cash Award - payable in:			Equity Award - vesting in:
	2014 *	2015 **	2016 **	2015 **	2016 **	Total Award

Richard L. Carrión Chairman and CEO	$350,000	$350,000	$350,000	$525,000	$525,000	$2,100,000

Carlos J. Vázquez Executive Vice President and CFO (formerly BPNA President)	$162,500	$162,500	$162,500	$243,750	$243,750	$975,000

Ignacio Alvarez President and Chief Operating Officer since October, 2014 (formerly Chief Legal Officer)	$153,750	$153,750	$153,750	$230,625	$230,625	$922,500

Juan O. Guerrero Executive Vice President Financial & Insurance Services	$93,750	$93,750	$93,750	$140,625	$140,625	$562,500

Néstor Obie Rivera Executive Vice President Retail Banking Group	$93,750	$93,750	$93,750	$140,625	$140,625	$562,500

*   The 2014 cash installment is subject to a one-year clawback.

** Installments of equity and cash deferred to 2015 and 2016 will only vest or become payable provided the Corporation complies with performance conditions related to net income results.

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Compensation Discussion and Analysis

OTHER REQUIREMENTS AND CONSIDERATIONS

Incentive Recoupment Guideline

In September 2014, the Compensation Committee approved a new Incentive Recoupment Guideline, covering its executive officers and other employees designated by the Compensation Committee from time to time, which provides for the recoupment of certain incentive-based compensation awards and payments in the event of (i) a restatement of all or a portion of the Corporation’s financial statements; (ii) a performance goal or metric that is determined to be materially inaccurate; or (iii) an act or omission by the covered executive that constitutes misconduct. This Guideline covers the Corporation’s incentive compensation granted subsequent to its participation in CPP, including the 2014 short-term incentive and transition award.

Stock Ownership/Retention Requirements

The Corporation’s stock ownership guidelines applicable to NEOs were redesigned and reintroduced in 2011. Within a period of five years from the adoption date (i.e., October 1, 2016), NEOs are expected to reach and retain the lesser of: (i) the number of shares equivalent to six times base pay for the CEO, and three times base pay for the other NEOs, based on current share price; or (ii) a fixed number of shares equivalent to the aforementioned values set based on the stock price at the beginning of the compliance period. However, when an executive becomes a NEO, the five year requirement will commence as of the year of his designation. If any NEO does not meet the requirements after the five-year compliance period, his short-term incentive will be paid in the form of the Corporation’s Common Stock. As of December 31, 2014, all NEOs have either met the requirement or are on track to comply within the designated timeframe.

The Corporation has excluded pledged shares from compliance with these ownership requirements and, furthermore, has prohibited the pledging of its Common Stock in margin accounts.

Tax Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code, as amended by Section 302 of the EESA, which provides that while the Corporation participates in the CPP, it may not deduct compensation of more than $500,000 that is paid to the CEO, CFO or the three other most highly compensated executive officers.

In addition, for NEOs resident in Puerto Rico, compensation is deductible for income tax purposes if it is reasonable. It is the Compensation Committee’s intention to have compensation paid to the Corporation’s NEOs be deductible, but the Compensation Committee reserves the ability to grant or pay compensation that is not deductible. For the fiscal year 2014, all NEOs were residents of Puerto Rico.

46    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the year ended December 31, 2014.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)

Richard L. Carrión Chairman and CEO	2014	$1,400,000	$408,523	$1,750,000	$875,000	$885,277	$331,679	$5,650,479
	2013	1,400,000	—	700,000	—	—	366,290	2,466,290
	2012	1,400,000	—	658,150	—	334,537	292,785	2,685,472

Carlos J. Vázquez Executive Vice President and CFO (formerly President, BPNA)	2014	650,000	189,668	805,762	296,113	147,860	8,883	2,098,286
	2013	636,523	—	306,000	—	—	76,131	1,018,654
	2012	612,000	—	305,100	—	136,430	108,575	1,162,105

Ignacio Alvarez President and Chief Operating Officer since October 2014 (formerly Chief Legal Officer)	2014	615,000	179,395	760,673	324,875	—	11,681	1,891,624
	2013	598,846	—	286,500	—	—	9,100	894,446
	2012	573,000	—	284,750	—	—	10,360	868,110

Juan O. Guerrero Executive Vice President Financial & Insurance Services	2014	375,000	109,515	468,750	162,280	385,139	9,472	1,510,156

Néstor Obie Rivera Executive Vice President Retail Banking Group	2014	375,000	109,595	468,750	171,607	262,155	7,002	1,394,109

(a) Includes salaries before deductions.

(b) Includes: (i) the Corporation’s customary Christmas bonus provided to its Puerto Rico-based employees, equal to 4.1% of base pay, which is as follows: R. Carrión $58,523; C. Vázquez $27,168; I. Alvarez $25,645; J. Guerrero $15,765; and N. Rivera $15,845, and (ii) One-third of the cash portion of the transition award granted on September 25, 2014, subject to a one-year clawback, which is as follows: R. Carrión $350,000; C. Vázquez $162,500; I. Alvarez $153,750; J. Guerrero $93,750; and N. Rivera $93,750.

(c) Restricted stock compliant with CPP restrictions was granted on February 27, 2014. Part of the value in the column above represents the grant date fair market value determined in accordance with FASB ASC Topic 718 based on the closing price of the Corporation’s Common Stock on the date of grant ($27.72). The shares will vest (i.e., no longer be subject to forfeiture) on the second anniversary of the grant date. The Corporation must achieve profitability for at least one fiscal year for awards to be payable. The grant date fair value of the CPP compliant restricted stock award is as follows: R. Carrión $700,000; C. Vázquez $318,262; I. Alvarez $299,423; J. Guerrero $187,500; and N. Rivera $187,500.

The stock awards column also includes the equity portion of the transition award granted on September 25, 2014 at a fair market value of $30.41; one-half of the grant vests on the first anniversary of grant, and one-half vests on the second anniversary of grant. The equity grant will only vest to the extent the Corporation satisfies performance conditions related to net income results. The grant date fair value of the equity portion of the transition award is as follows: R. Carrión $1,050,000; C. Vázquez $487,500; I. Alvarez $461,250; J. Guerrero $281,250; and N. Rivera $281,250.

(d) Until July 2014, based on CPP restrictions, the compensation program for all NEOs was limited to base salary and CPP-compliant restricted stock. Under the new compensation program approved after the CPP repayment, the NEOs were eligible to participate in a 2014 annual cash incentive opportunity based on the achievement of their annual corporate, business unit and individual goals, prorated for the portion of 2014 during which the Corporation was no longer subject to compensation restrictions under the CPP (five out of 12 months).

(e) No additional benefits in the defined benefit Retirement and Restoration Plans were earned in 2014 as they have been frozen since 2009. This column contains the required accounting representation of the annual change in present value of the pension benefit as of December 31st. In 2014, the Corporation was required to indicate in this column the Corporation’s increased pension benefit liability due to the effect of: (i) the 80 basis point decrease in the market interest rate used to determine the Corporation’s pension benefit liability (declining from 4.7% at 12/31/13 to 3.9% at 12/31/14), and (ii) the accounting recognition of improved life expectancy, evidenced by the Corporation’s adoption of updated mortality tables used in actuarial valuations. All NEOs except Mr. Alvarez have frozen accrued benefits in the Plans.

Present values for changes in pension value were determined using year-end Statement of Financial Accounting Standard Codification Topic 715, Compensation - Retirement Benefits (ASC 715) assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. The age to receive retirement benefits with no reductions is 55 provided the participant has completed 10 years of service. Each participating NEO has reached the aforementioned unreduced retirement eligibility.

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Compensation Discussion and Analysis

(f) All Other Compensation includes the change in value of the retiree medical insurance benefit and the value of all perquisites if their aggregate value exceeds $10,000. The following table identifies the perquisites received by those NEOs with an aggregate value exceeding $10,000:

Types of Perquisites Received	Richard L. Carrión	Carlos J. Vázquez	Ignacio Alvarez	Juan O. Guerrero	Néstor Obie Rivera

Non Work-related Security (i)	X
Company-Owned Vehicle (ii)	X	X	X	X	X
Other (iii)	X	X	X	X	X

(i) The incremental cost to the Corporation for Mr. Carrión’s personal security was $221,968.

(ii) The incremental cost to the Corporation for the use of company-owned vehicles by Mr. Carrión was $83,714.

(iii) Includes benefits provided to certain NEOs, the value of which does not exceed the greater of $25,000 or 10% of the total amount of benefits received by each NEO, such as (1) an annual physical examination; (2) spousal travel to Corporation-related events; and (3) personal tickets to events sponsored by the Corporation.

The following table shows the Corporation’s match under the Puerto Rico Savings and Investment Plan:

Corporation’s Match to Savings Plan ($)
Richard L. Carrión	$5,200
Carlos Vázquez	$3,000
Ignacio Alvarez	$5,200
Juan Guerrero	$3,173
Néstor Obie Rivera	$317

GRANTS OF PLAN-BASED AWARDS

The following table details all equity and non-equity plan-based awards granted to each of the NEOs during fiscal year 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Richard L. Carrión
CPP Restricted Stock	27-Feb-14						$700,000
Transition Award	25-Sep-14						1,050,000
Transition Award in Cash	25-Sep-14			$ 1,050,000
2014 Short-Term Incentive		$233,333	$583,333	875,000

Carlos J. Vázquez
CPP Restricted Stock	27-Feb-14						318,262
Transition Award	25-Sep-14						487,500
Transition Award in Cash	25-Sep-14			487,500
2014 Short-Term Incentive		81,250	216,667	325,000

Ignacio Alvarez
CPP Restricted Stock	27-Feb-14						299,423
Transition Award	25-Sep-14						461,250
Transition Award in Cash	25-Sep-14			461,250
2014 Short-Term Incentive		89,688	230,625	345,938

Juan O. Guerrero
CPP Restricted Stock	27-Feb-14						187,500
Transition Award	25-Sep-14						281,250
Transition Award in Cash	25-Sep-14			281,250
2014 Short-Term Incentive		46,875	125,000	187,500

Néstor Obie Rivera
CPP Restricted Stock	27-Feb-14						187,500
Transition Award	25-Sep-14						281,250
Transition Award in Cash	25-Sep-14			281,250
2014 Short-Term Incentive		46,875	125,000	187,500

48    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

(a) This section includes two elements: (i) The cash portion of the transition award granted on September 25, 2014, subject to net income performance conditions or otherwise subject to clawback; and (ii) The prorated 2014 short-term incentive corresponding to the period of 2014 during which the Corporation was not subject to CPP restrictions (five out of 12 months). The amounts shown in the “Threshold” column assume that the leadership component did not meet performance “Threshold”, but the NEOs are awarded with the minimum level for the Corporation and Business Unit goals; however, these portions are not guaranteed. The actual prorated short-term annual incentive awards for 2014 performance were as follows: R. Carrión = $875,000; C. Vázquez = $296,113; I. Alvarez = $324,875; J. Guerrero = $162,280; and N. Rivera = $171,607.

(b) This section includes two elements: (i) Restricted stock compliant with CPP restrictions granted on February 27, 2014, with the fair market value determined based on the closing price of the Corporation’s Common Stock on said date ($27.72). The shares will vest (i.e., no longer to be subject to forfeiture) on the second anniversary of the grant date. The Corporation must achieve profitability for at least one fiscal year for awards to be payable; and (ii) The one-time Transition Restricted Stock Incentive Award equivalent to 75% of base pay: one-half vesting on the first anniversary of grant (2015), and one-half vesting on the second anniversary of grant (2016). The transition restricted stock will only vest to the extent the Corporation satisfies performance conditions related to net income results. The fair market value of the transition restricted stock was determined based on the closing price of the Corporation’s Common Stock on the issue date of October 24, 2014 ($30.41).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs (based on the Corporation’s Common Stock price of $34.05 as of December 31, 2014).

	Option Awards (a)					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name

Richard L. Carrión	—	—	—	—	—	63,379	$2,158,055	34,529	$1,175,712
Carlos J. Vázquez	6,718	—	—	272.00	2/16/2015	23,065	785,363	16,031	545,856
Ignacio Alvarez	—	—	—	—	—	21,086	717,978	15,168	516,470
Juan O. Guerrero	2,520	—	—	272.00	2/16/2015	13,697	466,383	9,249	314,928
Néstor Obie Rivera	1,680	—	—	272.00	2/16/2015	13,748	468,119	9,249	314,928

(a) Neither Mr. Carrión nor Mr. Alvarez has received stock option awards.

(b) Vesting dates of shares or units of stock that have not vested:

	2005 Award (i)	2006 Award (i)	2013 Award (ii)	2014 Award (iii)	2014 Transition Stock Award (iv)

Richard L. Carrión 97,908 shares	6,069 shares	6,931 shares	25,126 shares	25,253 shares	34,529 shares
Carlos J. Vázquez 39,096 shares	–	601 shares	10,983 shares	11,481 shares	16,031 shares
Ignacio Alvarez 36,254 shares	–	–	10,284 shares	10,802 shares	15,168 shares
Juan O. Guerrero 22,946 shares	–	203 shares	6,730 shares	6,764 shares	9,249 shares
Néstor Obie Rivera 22,997 shares	–	254 shares	6,730 shares	6,764 shares	9,249 shares

(i)	The shares will vest upon termination of employment on or after age 55 and completing 10 years of service.
(ii)	The shares will vest on February 22, 2015. The Corporation must achieve profitability for at least one fiscal year for awards to be payable.
(iii)	The shares will vest on February 27, 2016. The Corporation must achieve profitability for at least one fiscal year for awards to be payable.
(iv)	One-half of the grant will vest on the first anniversary of the grant date, and one-half will vest on the second anniversary of the grant date, in each case subject to net income performance conditions.

Popular, Inc. 2015 Proxy Statement    49

Compensation Discussion and Analysis

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2014

The following table includes certain information with respect to the vesting of stock awards during 2014. No stock options were exercised by any of the Corporation’s NEOs during 2014.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)

Richard L. Carrión	39,176	$1,080,474
Carlos J. Vázquez	18,161	$500,880
Ignacio Alvarez	16,949	$467,453
Juan O. Guerrero	11,134	$307,076
Néstor Obie Rivera	10,970	$302,553

(a) Stock price used for vesting calculation was $27.58 (the Common Stock price on February 17, 2014, the vesting date).

POST-TERMINATION COMPENSATION

The Corporation offers comprehensive retirement benefits to all eligible employees, including NEOs. These retirement benefits are summarized below.

Puerto Rico

Retirement Plan

The Retirement Plan was frozen in 2009 with regard to all future benefit accruals after April 30, 2009. The Corporation took this action to generate significant cost savings in light of the severe economic downturn and decline in the Corporation’s financial performance. The Retirement Plan had previously been closed to new hires and was frozen as of December 31, 2005 to employees who were under 30 years of age or were credited with fewer than 10 years of benefit service (approximately 60% of plan participants at the time). The actions mentioned above also applied to the related retirement benefit restoration plans described below.

In December 2011, the Bank implemented a voluntary retirement window in its non-contributory, defined benefit retirement plan (“Retirement Plan”). As a result of this initiative, 369 eligible employees exited the organization on February 1, 2012. The Corporation’s NEOs were not eligible to participate in the window.

As a measure to control the Retirement Plan’s administrative cost, in 2014 the Corporation offered a lump-sum benefit payment opportunity to certain terminated plan participants with vested accrued benefits. A total of 1,081 terminated vested plan participants accepted the lump-sum offer.

The Retirement Plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the Retirement Plan is age 65 with five years of service and, in general, benefits are paid for life in the form of a single life annuity plus supplemental death benefits, and are not reduced for Social Security or other payments received by the participants. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Retirement Plan is qualified in accordance with the U.S. Internal Revenue Code, which establishes limits on compensation and benefits. The Retirement Plan is also qualified under the laws of Puerto Rico.

The Corporation has adopted two Benefit Restoration Plans (“Restoration Plans”), which are not qualified in accordance with the U.S. Internal Revenue Code and are designed to restore benefits that would otherwise have been received by an eligible employee under the Retirement Plan but for the limitations imposed by the U.S. Internal Revenue Code. The Restoration Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through an ERISA pension trust that is qualified under the laws of Puerto Rico.

In addition, the Bank contributes to an irrevocable trust to maintain a source of funds for payment of benefit restoration liabilities to all non-Puerto Rico resident participants.

50    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

The following table sets forth certain information with respect to the value of retirement payments accrued as of December 31, 2014 under the Corporation’s retirement plans for the NEOs eligible to participate under such plans.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)

Richard L. Carrión	Retirement Pension Plan	32.917	$1,397,634	—
	Benefit Restoration Plan		6,090,029	—
Carlos J. Vázquez	Retirement Pension Plan	8.750	345,185	—
	Benefit Restoration Plan		913,073	—
Juan O. Guerrero	Retirement Pension Plan	22.917	1,157,123	—
	Benefit Restoration Plan		1,695,054	—
Néstor Obie Rivera	Retirement Pension Plan	39.083	1,223,024	—
	Benefit Restoration Plan		960,378	—

* Mr. Alvarez is not a participant of the Retirement Plan or Restoration Plan.

(a) This column represents the present value of all future expected pension benefit payments. Values were determined using year-end ASC 715 assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs, depending on their initial employment situation. Each participating NEO has reached the aforementioned unreduced retirement eligibility. The Retirement Pension Plan and the related Restoration Plan were frozen for all additional benefit accruals effective April 30, 2009 for eligible participants.

Participants under the BPPR Retirement Plan become eligible for early retirement upon the earliest of (a) attainment of age 50 with sum of age and years of service equal or greater than 75 or (b) attainment of age 55 with 10 or more years of service. The normal retirement is upon reaching age 65 and completion of 5 years of service. The normal retirement benefit is equal to the sum of (a) 1.10% of the average final compensation multiplied by the years of credit up to a maximum of 10 years, plus (b) 1.45% for each additional year of credit up to a maximum of 20 additional years. On April 30, 2009, the accrual of the benefits under the plan was frozen for all participants.

Puerto Rico Savings and Investment Plan

The Popular, Inc. Puerto Rico Savings and Investment Plan allows Puerto Rico-based employees of the Corporation and its subsidiaries who have completed 30 days of service to defer a portion of their total annual cash compensation on a pre-tax or after-tax basis, subject to the maximum amount permitted by applicable tax laws. Effective April 2013, the Corporation reinstated the company match, which had been suspended since 2009. The Corporation matches 50% of employee pre-tax contributions up to four percent of the participant’s cash compensation in each payroll.

Puerto Rico Nonqualified Deferred Compensation Plan

The Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan allows certain management or highly compensated Puerto Rico-based employees of the Corporation and its subsidiaries to defer receipt of a portion of their annual cash compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan. The Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA. The Plan is not intended to be a tax qualified retirement plan under Section 1081 of the Puerto Rico Internal Revenue Code.

Benefits are normally distributed upon termination of employment, death or disability. Withdrawals during participant’s service are allowed due to financial hardship and post-secondary education. A participant shall be considered fully vested at all times. During 2014, Messrs. Vázquez and Alvarez participated in this plan.

Popular, Inc. 2015 Proxy Statement    51

Compensation Discussion and Analysis

The following table shows nonqualified deferred compensation activity and balances attributable to the Corporation’s NEOs:

Name	Executive Contribution in Last FY (a)	Registrant Contribution in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE

Carlos J. Vázquez	$6,750	—	$1,796	—	$39,970
Ignacio Alvarez	—	—	3,374	—	68,179

(a) Amounts reported in this column are included in the Salary column of the Summary Compensation Table.

United States

USA Savings and Investment Plan

The Popular, Inc. 401(k) USA Savings and Investment Plan allows all regular U.S.-based employees of the Corporation’s subsidiaries who have completed 30 days of service to defer a portion of their total annual cash compensation on a pre- tax basis, subject to the maximum amount permitted by applicable tax laws. Effective April 2013, the Corporation reinstated the company match, which had been suspended since 2009. The Corporation matches 50% of employee pre-tax contributions up to four percent of the participant’s cash compensation in each payroll.

Popular North America, Inc. Deferral Plan

The Popular North America, Inc. (“PNA”) Deferral Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees of PNA or its subsidiaries. Under this Plan, participants may elect to defer a portion of their annual cash compensation. The Plan is intended to be exempt from the provisions of Parts 2, 3 and 4 Title I, Subtitle B of ERISA and to comply with the requirements of Section 409A of the United States Internal Revenue Code relating to non-qualified deferred compensation. Benefits are normally payable upon termination of employment, death or disability. In-service distributions are permitted in accordance with Section 409A.

Employment and Change-of-Control Agreements

The Corporation does not have employment agreements or change of control agreements with its NEOs. Nevertheless, the Corporation’s 2004 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), contains provisions governing change of control with respect to outstanding equity awards. The Omnibus Plan was amended pursuant to shareholder approval at the Corporation’s 2013 Annual Meeting of Stockholders to increase the maximum total number of shares of common stock that the Corporation may issue under the Omnibus Plan and revise certain provisions pertaining to change of control, among others.

Awards granted prior to April 30, 2013

For awards granted under the Omnibus Plan before April 30, 2013, in the event of a change of control of the Corporation, all such outstanding options and stock appreciation rights become fully exercisable, and restrictions on outstanding restricted stock and restricted units lapse. In addition, outstanding long-term performance unit awards and performance share awards are to be paid in full at target within 30 days of the change of control. Participants may opt to receive such payments in cash. The Compensation Committee may, in its discretion, provide for cancellation of each option, stock appreciation right, restricted stock and restricted stock unit in exchange for a cash payment per share based upon the change of control price, which is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). However, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement occurs with respect to any option, stock appreciation rights, restricted stock, restricted unit, long-term performance unit award or performance share award if the Compensation Committee reasonably determines in good faith prior to the change of control that such awards will be honored or assumed or equitable replacement awards will be made by a successor employer immediately following the change of control and that such awards will vest and payments will be made if a participant is involuntarily terminated without cause.

For awards granted prior to April 30, 2013, a “Change of Control” occurs in general if: (i) any “person” (within the meaning of Section 3(a)(9) of the 1934 Act and excluding the Corporation, its subsidiaries or any employee benefit plan sponsored or maintained by the Corporation or its subsidiaries) acquires direct or indirect ownership of 50% or more of the combined

52    Popular, Inc. 2015 Proxy Statement

Compensation Discussion and Analysis

voting power of the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the stockholders of the Corporation approve (a) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.

Awards granted on or after April 30, 2013

For awards granted under the Omnibus Plan on or after April 30, 2013, the Omnibus Plan was amended to provide for “double-trigger” vesting in the event of a change of control (unless otherwise determined by the Compensation Committee or as otherwise set forth in an employment agreement or an award agreement). Accordingly, if a participant’s employment is terminated by the Corporation or any successor entity without Cause (as defined in the Omnibus Plan), or if the participant terminates employment for Good Reason (as defined in the Omnibus Plan), in each case upon or within two years after a change of control, each such award granted to such participant prior to the change of control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment. Any shares of Common Stock deliverable pursuant to restricted units will be delivered promptly (but no later than 15 days) following such participant’s termination of employment. Any outstanding performance shares as of the change of control date will be deemed earned at the greater of the target level or actual performance level through the change of control date (or if no target level is specified, the maximum level) with respect to all open performance periods. Performance shares will be subject to time-based vesting through the end of the original performance cycle for each such award, subject to accelerated vesting and the other applicable terms of such award.

In addition, for awards granted on or after April 30, 2013, the definition of the term “Change of Control” in the Omnibus Plan was amended to refer to the consummation (rather than the approval by the shareholders of the Corporation) of the transactions described therein.

Payments Made upon Termination of Employment

Regardless of the circumstances pursuant to which NEOs terminate their employment with the Corporation, they are entitled to receive certain amounts earned during their employment in each case, subject to any CPP restrictions that may continue to apply. Such amounts include:

•	Amounts contributed to the Corporation’s Savings and Investment Plan, including the vested portion of the employer-sourced funds.

•	Benefits accumulated under the Retirement Plan, including retiree medical and the Retirement Restoration Plan.

•	Awards under the Senior Executive Long-Term Incentive Plan granted in years 1997-1999 in the form of deferred stock.

•	Any balances in the non-qualified deferred compensation plans.

The following additional payments may be made if the termination is due to retirement:

•	Non-equity compensation awards earned for the time worked.

•	All unvested restricted stock and stock options become fully vested at the time of retirement, with the following exceptions: (i) the vesting of restricted stock issued pursuant to CPP limitations may not be accelerated as it requires a 2-year service period subsequent to grant; and (ii) the vesting of restricted stock granted pursuant to the transition award in September 2014 may only be accelerated with regard to the requirement for continued employment upon the consent of the Compensation Committee and would remain subject to the achievement of the related performance condition. For grants prior to January 2014, retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service (except when termination is for cause). For grants after January 2014, the retirement definition was modified to be termination of employment on or after attaining the earlier of: (x) age 55 and completing 10 years of service, or (y) age 60 and 5 years of service (except when termination is for cause).

Popular, Inc. 2015 Proxy Statement    53

Compensation Discussion and Analysis

If termination is due to resignation:

•	Stock options and restricted stock granted under the 2004 Omnibus Incentive Plan are forfeited upon termination of employment.

If termination is without cause:

•	Stock options granted under the 2004 Omnibus Incentive Plan may be exercised at any time prior to the expiration of the term of the option or the 90th day following termination of employment, whichever period is shorter.

•	Restricted stock vesting will be pro-rated for the period of active service in the applicable vesting period, with the following exceptions: (i) the vesting of restricted stock issued pursuant to CPP limitations may not be pro-rated as it requires a 2-year service period subsequent to grant; and (ii) the vesting of restricted stock granted pursuant to the transition award in September 2014 would be vested in full with regard to the requirement for continued employment and would remain subject to the achievement of the related performance condition.

The following table details the compensation that each NEO would have been entitled to receive upon termination of employment, assuming termination of employment as of December 31, 2014.

Post-Termination Compensation Table

The following table details certain potential payments that each NEO would receive upon termination of employment on December 31, 2014. The table does not include the pension benefit or nonqualified deferred compensation, which are set forth in the Pension Benefits and Nonqualified Deferred Compensation tables above. No incremental pension benefit or non-qualified deferred compensation is accrued or earned as a result of termination of employment.

		Restricted Stock ($)(b)
Name	Non-Equity Cash Incentive ($)(a)	Retirement	Death & Disability	Change of Control(c)	Resignation(d)	Termination With Cause	Termination Without Cause	Long Term Incentive ($)(e) Any termination
Richard L. Carrión	—	442,650	2,158,055	3,333,767	442,650	—	442,650	180,291
Carlos J. Vázquez	—	20,464	785,363	1,331,219	20,464	—	20,464	—
Ignacio Alvarez	—	—	717,978	1,234,449	—	—	—	—
Juan O. Guerrero	—	6,912	466,383	781,311	6,912	—	6,912	—
Néstor Obie Rivera	—	8,649	468,119	783,048	8,649	—	8,649	—

(a) The annual performance incentive is not guaranteed; therefore, if termination of employment takes place before the date the award is paid, the NEO would not be entitled to receive the award.

(b) Values of restricted stock are based on $34.05, the Corporation’s Common Stock closing price as of December 31, 2014. Termination provisions based on type of termination prior to vesting:

	Regular Restricted Stock*	CPP Compliant Restricted Stock	Transition Award Restricted Stock
Retirement	Become Vested	Forfeiture	Forfeiture**
Death & Disability	Become Vested	Become Vested	Contingent Vesting***
Change of Control	Become Vested	Become Vested	Become Vested
Resignation	Forfeiture	Forfeiture	Forfeiture
Termination With Cause	Forfeiture	Forfeiture	Forfeiture
Termination Without Cause	Prorated Vesting	Forfeiture	Contingent Vesting***

*   These provisions are applicable to restricted stock granted by the Corporation prior to its participation in the CPP.

** Upon retirement, the transition restricted stock award may only be accelerated upon approval of Compensation Committee and will remain subject to the performance conditions.

*** Pursuant to the terms of the transition award, upon death, disability or termination without cause, any unvested restricted stock and deferred cash incentive will become vested and payable as originally scheduled, subject to the satisfaction of the relevant performance conditions.

54    Popular, Inc. 2015 Proxy Statement

Proposals of Stockholders to be Presented at the 2016 Annual Meeting of Stockholders

(c) With regard to Change of Control, the following amounts are subject to double trigger: R. Carrion, $1,175,712; C. Vazquez, $545,856; I. Alvarez, $516,470; J. Guerrero, $314,928; and N. Rivera, $314,928. The following amounts are subject to single trigger: R. Carrion, $2,158,055; C. Vazquez, $785,363; I. Alvarez, $717,978; J. Guerrero, $466,383; and N. Rivera, $468,119.

(d) For all NEOs except Mr. Alvarez, any resignation would be considered retirement since they are retirement-eligible.

(e) The Senior Executive Long-Term Incentive Plan was a performance-based plan with a three-year performance period. Awards were made under the plan in 1997, 1998 and 1999 based on the Corporation’s performance during the respective preceding three-year performance periods. The plan had financial targets such as return on equity and stock appreciation. The plan gave NEOs the choice of receiving the incentive in cash or Common Stock. If they chose Common Stock, the compensation was deferred in the form of Common Stock until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of Common Stock on December 31, 2014 ($34.05).

Under Puerto Rico law, if any employee (including NEOs) is terminated from his employment without “just cause”, as said term is defined by Puerto Rico Law No. 80 of May 30, 1976, he would be entitled to a statutory severance payment, which is calculated as follows: (i) employees with less than five years of employment—two months of compensation plus an additional one week of compensation per year of service; (ii) employees with five through fifteen years of employment—three months of compensation plus two weeks of compensation per year of service; (iii) employees with more than fifteen years of employment—six months of compensation plus three weeks of compensation per year of service.

PROPOSALS OF STOCKHOLDERS TO BE PRESENTED AT THE

2016 ANNUAL MEETING OF STOCKHOLDERS

Stockholder requests to have a proposal included in the Corporation’s Proxy Statement should be directed to the attention of the Corporation’s Chief Legal Officer at the address of the Corporation set forth in the Notice of Annual Meeting included in this Proxy Statement. The deadline for submission of a proposal for inclusion in the Corporation’s proxy statement for the 2016 annual meeting of stockholders is November 13, 2015. Subject to the immediately preceding sentence, under the Corporation’s Amended and Restated By-Laws, if a stockholder wishes to submit a matter for consideration at the 2015 annual meeting of stockholders (including any stockholder proposal or director nomination), but which will not be included in the proxy statement for such meeting, a stockholder must submit such matter in writing to the Corporate Secretary at the Corporation’s principal executive offices, 209 Muñoz Rivera Ave., San Juan, Puerto Rico, 00918, not more than 180 days nor less than 90 days in advance of the anniversary date of the preceding year’s annual meeting. In the case of a special meeting or in the event that the date of the 2015 annual meeting of stockholders is more than 30 days before or after such anniversary date, notice by a stockholder must be delivered not earlier than the 15th day following the day on which notice is mailed, or a public announcement is first made by the Corporation of the date of such meeting, whichever occurs first. Stockholders may obtain a copy of the Corporation’s Amended and Restated By-laws by writing to the Corporate Secretary at the address set forth above.

The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Popular, Inc.

In San Juan, Puerto Rico, March 12, 2015.

Chairman of the Board and Chief Executive Officer	Secretary

YOU MAY REQUEST A COPY, FREE OF CHARGE, OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SEC (WITHOUT EXHIBITS), THROUGH OUR WEBSITE, WWW.POPULAR.COM, OR BY CALLING (787) 765-9800 OR WRITING TO COMPTROLLER, POPULAR, INC., P.O. BOX 362708, SAN JUAN, PR 00936-2708.

Popular, Inc. 2015 Proxy Statement    55

C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735-9544	IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW.

Popular, Inc. encourages you to take advantage of the convenient ways to vote for matters to be covered at the 2015 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Please mark, sign, date and return this proxy card promptly using the enclosed postage prepaid envelope. No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M85204-P58034-Z64465 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

2015 Annual Meeting Proxy Card
The Board of Directors recommends a vote “FOR” proposals 1, 2 and 4 and “1 YEAR” on proposal 3.
(1)	To elect three directors assigned to “Class 1” of the Board of Directors of the Corporation for a three-year term:	For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
	1a. Alejandro M. Ballester 1b. Richard L. Carrión 1c. Carlos A. Unanue To approve an advisory vote of the Corporation’s executive compensation.	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	(3)	To approve an advisory vote on the frequency of future advisory votes on the Corporation’s executive compensation.	☐	☐	☐	☐
(2)					(4)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2015.		For ☐	Against ☐	Abstain ☐

					Such other business as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” ON PROPOSAL 3.

	PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2015 Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M85205-P58034-Z64465

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Richard L. Carrión, Carlos J. Vázquez and Ignacio Alvarez or any one or more of them as proxies, each with the power to appoint his substitute, and authorize(s) them to represent and to vote as designated on the reverse side all the shares of common stock of Popular, Inc. held of record by the undersigned on March 2, 2015, at the Annual Meeting of Stockholders to be held on the third floor of the Centro Europa Building, 1492 Ponce de León Avenue, San Juan, Puerto Rico, on April 29, 2015, at 9:00 a.m., local time, or at any adjournments thereof. The proxies are further authorized to vote such shares upon any other business that may properly come before the meeting or any adjournments thereof.